                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
     Commission Only (as permitted
     [ ] Definitive Proxy Statement  by Rule 14a-6(e)(2))
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            CHAPARRAL STEEL COMPANY
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.

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         0-11.


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     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:


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     [X] Fee paid previously with preliminary materials.


     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                 SUBJECT TO COMPLETION, DATED OCTOBER   , 1997.


                                                                          , 1997

Dear Fellow Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Chaparral Steel Company (the "Special Meeting") to be held at 1341 West
Mockingbird Lane, Suite 700, Dallas, Texas 75247, on                ,
               , 1997, at 9:00 a.m., local time.


     At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 30, 1997 (the "Merger Agreement"), pursuant to which Texas Industries Acquisition Inc. ("TXI Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Texas Industries, Inc., a Delaware corporation ("TXI"), will be merged (the "Merger") with and into Chaparral Steel Company (the "Company"). The Company will be the surviving corporation in the Merger and immediately following the Merger the entire equity interest in the Company then will be owned by TXI. If the Merger is consummated, each outstanding common share, par value $.10 per share, of the Company (the "Common Shares"), except those shares owned by TXI (the "Public Shares," and the holders thereof, the "Public Stockholders") or by stockholders who perfect their appraisal rights in accordance with the Delaware General Corporation Law ("DGCL"), will be converted into the right to receive $15.50 per share in cash, without interest.



     Enclosed with this letter is a Notice of Special Meeting, Proxy Statement, Proxy Card and return envelope. Also enclosed is a copy of the Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended May 31, 1997 and a copy of the Company's Quarterly Report on Form 10-Q and Form 10-Q/A for the period ended August 31, 1997. I urge you to read the enclosed material carefully.


     YOUR BOARD OF DIRECTORS, BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS CONSISTING OF TWO PERSONS WHO ARE NOT DIRECTORS, OFFICERS OR EMPLOYEES OF TXI OR OFFICERS OR EMPLOYEES OF THE COMPANY (THE "SPECIAL COMMITTEE"), HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


     In arriving at its recommendation, your Board of Directors gave careful consideration to a number of factors described in the accompanying Proxy Statement, including, among other things, the unanimous recommendation of the Special Committee and the opinion of The Robinson-Humphrey Company, Inc., the financial advisor to the Special Committee, that the $15.50 in cash per Public Share to be received by the Public Stockholders pursuant to the Merger Agreement is fair from a financial point of view to such Public Stockholders. THE FULL TEXT OF SUCH OPINION IS ATTACHED AS ANNEX C TO THE PROXY STATEMENT AND STOCKHOLDERS ARE URGED TO READ IT IN ITS ENTIRETY.


     Pursuant to the DGCL, the affirmative vote of at least a majority of all of the outstanding Common Shares is required to approve and adopt the Merger Agreement. TXI, which owns approximately 84.4% of the outstanding Common Shares, has advised the Company that it will vote its Common Shares in favor of the approval and adoption of the Merger Agreement. Accordingly, approval and adoption of the Merger Agreement is assured regardless of the vote of any other stockholder of the Company.

     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying Proxy Card and return it in the enclosed prepaid envelope as soon as possible. If you attend the Special Meeting, you may vote your shares in person, even if you have previously submitted a Proxy Card.

                                            Sincerely,

                                            Gordon E. Forward
                                            President

                 SUBJECT TO COMPLETION, DATED OCTOBER   , 1997.


                            CHAPARRAL STEEL COMPANY
                                 300 WARD ROAD
                          MIDLOTHIAN, TEXAS 76065-9651

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                , 1997

To the Stockholders of Chaparral Steel Company:

     Notice is hereby given that a Special Meeting of Stockholders of Chaparral Steel Company (the "Company") will be held at 1341 West Mockingbird Lane, Suite
700, Dallas, Texas 75247, on                ,                  , 1997, at 9:00
a.m., Dallas, Texas time (the "Special Meeting"), for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 30, 1997 (the "Merger Agreement"), pursuant to which Texas Industries Acquisition Inc. ("TXI Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Texas Industries, Inc., a Delaware corporation ("TXI"), will be merged with and into the Company (the "Merger"). The Company will be the surviving corporation in the Merger and immediately following the Merger the entire equity interest in the Company then will be owned by TXI. As a result of the Merger, each outstanding common share, par value $.10 per share, of the Company (the "Common Shares"), except those shares owned by TXI and by stockholders who perfect their appraisal rights in accordance with the Delaware General Corporation Law (the "DGCL"), will be converted into the right to receive $15.50 in cash, without interest, all as more fully described in the accompanying Proxy Statement. Each Common Share owned by the Company and held by it as a treasury share will be cancelled, and no consideration will be delivered with respect to such shares. A copy of the Merger Agreement is included as Annex A to the accompanying Proxy Statement.


          2. To transact such other business as may be properly brought before the Special Meeting or any adjournments or postponements thereof.

     Only holders of Common Shares of record at the close of business on
            , 1997 are entitled to notice of and to vote at the Special Meeting. Each Common Share outstanding on such date is entitled to one vote at the Special Meeting. A list of stockholders entitled to notice of and to vote at the Special Meeting will be available for inspection during ordinary business hours at the principal place of business of the Company, 300 Ward Road, Midlothian, Texas 76065-9651, for the 10-day period prior to the Special Meeting.

     Pursuant to the DGCL, the affirmative vote of at least a majority of all of the outstanding Common Shares is required to approve and adopt the Merger Agreement. TXI, which owns approximately 84.4% of the outstanding Common Shares, has advised the Company that it will vote its Common Shares in favor of the approval and adoption of the Merger Agreement. Accordingly, approval and adoption of the Merger Agreement is assured regardless of the vote of any other stockholder of the Company.


     If the Merger is consummated, the stockholders of the Company who dissent from the proposed Merger and comply with the requirements of Section 262 of the DGCL will have the right to receive payment in cash of the fair value of their Common Shares. See "The Merger -- Appraisal Rights" in the accompanying Proxy Statement and Annex B thereto for a statement of the rights of dissenting stockholders and a description of the procedures required to be followed to obtain the fair value of the Common Shares.


     YOUR VOTE IS IMPORTANT REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING AND REGARDLESS OF THE NUMBER OF COMMON SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE WITHOUT DELAY. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING MAY VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING AND ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

     THE COMPANY'S BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE RECOMMEND THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                            By Order of the Board of Directors,

                                            ROBERT C. MOORE
                                            Secretary

Dallas, Texas
          , 1997

     PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR COMMON SHARES AT THIS TIME.

                SUBJECT TO COMPLETION, DATED OCTOBER    , 1997.


                                PROXY STATEMENT

                            CHAPARRAL STEEL COMPANY
                                 300 WARD ROAD
                          MIDLOTHIAN, TEXAS 76065-9651

                        SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                , 1997

     This Proxy Statement is being furnished to the stockholders of Chaparral Steel Company, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") from holders of outstanding shares of common stock, par value $.10 per share, of the Company (the "Common Shares"), for use at a Special Meeting of
Stockholders of the Company to be held on             ,   , 1997 at 9:00 a.m.,
Dallas, Texas time, at 1341 West Mockingbird Lane, Suite 700, Dallas, Texas 75247, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement and the related proxy card are first being mailed to
stockholders on or about             , 1997.


     At the Special Meeting, holders of the Common Shares on             , 1997,
the record date for stockholders entitled to notice of and to vote at the Special Meeting, will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 30, 1997 (the "Merger Agreement"), pursuant to which: (a) Texas Industries Acquisition Inc. ("TXI Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Texas Industries, Inc., a Delaware corporation ("TXI"), will be merged with and into the Company (the "Merger"), and immediately following the Merger the entire equity interest in the Company, as the surviving corporation in the Merger, then will be owned by TXI; and (b) each Common Share that is outstanding at the effective time of the Merger owned by stockholders other than TXI or Common Shares in respect of which appraisal rights have been perfected in accordance with the Delaware General Corporation Law ("DGCL"), will be converted into the right to receive $15.50 in cash, without interest (the "Merger Consideration"). As a result of the Merger, current stockholders of the Company (other than TXI) will no longer have any equity interest in the Company. Each Common Share owned by the Company and held by it as a treasury share will be cancelled, and no consideration will be delivered with respect to such shares. The Common Shares owned by stockholders of the Company other than TXI are herein referred to as the "Public Shares" and the holders of the Public Shares are herein referred to as the "Public Stockholders."


     Pursuant to the DGCL, the affirmative vote of holders of at least a majority of all of the outstanding Common Shares is required to approve and adopt the Merger Agreement. TXI, which owns approximately 84.4% of the outstanding Common Shares, has advised the Company that it will vote such Common Shares in favor of the approval and adoption of the Merger Agreement. Accordingly, approval and adoption of the Merger Agreement is assured regardless of the vote of any other stockholder of the Company. For additional information concerning the terms and conditions of the Merger, see "The Merger -- General."

     On             , 1997, the closing sales price of the Common Shares as
reported on the New York Stock Exchange ("NYSE") was $          per share.


     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR

MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.


     A copy of the Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended May 31, 1997 and a copy of the Company's Quarterly Report on Form 10-Q and Form 10-Q/A for the period ended August 31, 1997 accompany this Proxy Statement.


     All information contained in this Proxy Statement relating to TXI, TXI Acquisition and their affiliates (other than the Company) has been supplied by TXI for inclusion herein and has not been independently verified by the Company. The Company makes no representation or warranty as to the accuracy or completeness of any such information.

     The Board of Directors of the Company knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of the accompanying proxy, however, confers on the designated proxies discretionary authority to vote the Common Shares covered thereby in accordance with their best judgment on such other matters, if any, that properly may come before, and all matters incident to the conduct of, the Special Meeting or any adjournments or postponements thereof.

     The date of this Proxy Statement is             , 1997.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    4
Introduction................................................   10
The Parties.................................................   11
Special Factors.............................................   12
The Merger..................................................   27
Market Prices And Dividends.................................   34
Selected Consolidated Financial Data of the Company.........   35
Ownership of Common Shares..................................   36
Management of TXI, TXI Acquisition and the Company..........   38
Independent Public Accountants..............................   39
Incorporation of Certain Documents by Reference.............   39
Available Information.......................................   40
Stockholder Proposals.......................................   41
Miscellaneous...............................................   41
Annex A -- Agreement and Plan of Merger.....................  A-1
Annex B -- Appraisal Rights.................................  B-1
Annex C -- Opinion of The Robinson-Humphrey Company, Inc....  C-1

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This Summary is not intended to be a complete description of the matters contained in this Proxy Statement and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Annexes hereto and the documents incorporated by reference herein. Capitalized terms used but not defined in this Summary shall have the meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read carefully the entire Proxy Statement, including the Annexes.

THE PARTIES


     The Company. The Company owns and operates a steel mill which produces bar and structural steel products by recycling scrap steel. The Company's steel products include beams, reinforcing bars, special bar quality rounds, channels and merchant quality rounds. These products are sold principally to the construction industry and to the railroad, defense, automotive, mobile home and energy industries. The Company's steel mill is located in Midlothian, Texas and its principal customers are steel service centers, steel fabricators, cold finishers, forgers and original equipment manufacturers. The Company distributes its products primarily to markets in North America, and under certain market conditions, to Europe and Asia. In April 1997, the Board of Directors of the Company authorized the commencement of preliminary engineering work for a steel mill to be located in the Southeast portion of the United States. If constructed, the mill will combine the Company's patented near net shape casting technology with a multi-purpose section mill manufactured by SMS Schloeman-Siemag A.G., Dusseldorf, Germany, a steel mill equipment manufacturer, and will utilize state-of-the-art melting technology. The mill, with a planned capacity of approximately 1,000,000 tons per annum, will be designed to manufacture a full range of structural beams up to 36 inches in depth, extending the Company's current range of 4 to 24 inches, North American and European sheet pile sections, "H" pile sections and other structural shapes. Construction of the mill is subject to approval of the Board of Directors of the Company, based on engineering estimates of the total cost of the mill and the obtaining of a suitable site. The Company was incorporated in 1973, its principal place of business is located at 300 Ward Road, Midlothian, Texas 76065-9651, and its telephone number is (972) 775-8241.


     TXI. TXI, a Delaware corporation, produces construction materials, including cement, aggregates and concrete and also engages in real estate activities. The business of TXI is concentrated in Texas, Louisiana and California, and it is the largest producer of cement in the State of Texas. TXI's principal executive offices are located at 1341 West Mockingbird Lane, Suite 700, Dallas, Texas 75247, and its telephone number is (972) 647-6700.

     TXI Acquisition. TXI Acquisition is a Delaware corporation recently organized by TXI for the purpose of effecting the Merger pursuant to which TXI Acquisition will be merged with and into the Company. TXI Acquisition has no assets and has not engaged in any activities except in connection with the Merger. TXI Acquisition is wholly-owned by TXI. The address of TXI Acquisition is 1341 West Mockingbird Lane, Suite 700, Dallas, Texas 75247, and its telephone number is (972) 647-6700.

THE SPECIAL MEETING

     Time, Date and Place. A Special Meeting of stockholders of the Company will
be held on             ,             , 1997 at 9:00 a.m., Dallas, Texas time, at
1341 West Mockingbird Lane, Suite 700, Dallas, Texas 75247.

     Purpose of the Special Meeting. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A. See "Introduction -- The Special Meeting."

     Record Date; Quorum. The close of business on             , 1997 (the
"Record Date") has been fixed as the record date for determining holders of Common Shares entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Each Common Share outstanding on such date is entitled to one vote at the Special Meeting. As of the Record Date, 28,453,963
Common Shares were outstanding and held of record by        stockholders. The
presence, in person or by proxy, of the holders of a majority of the Common Shares entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. See "Introduction -- Record Date; Quorum; Required Vote."

     Required Vote. Pursuant to the DGCL, the affirmative vote of the holders of at least a majority of all of the outstanding Common Shares is required to approve and adopt the Merger Agreement. TXI, which is the owner of approximately 84.4% of the outstanding Common Shares, has advised the Company that it will vote in favor of the approval and adoption of the Merger Agreement. Accordingly, approval and adoption of the Merger Agreement is assured regardless of the vote of any other stockholder of the Company. See "Introduction -- Record Date; Quorum; Required Vote"; "The Merger -- General"; and "The Merger --
General -- Conditions to the Merger; Amendment, Waiver and Termination."

     Proxies. A proxy card is enclosed for use at the Special Meeting. A proxy may be revoked at any time prior to its exercise at the Special Meeting. Common Shares represented by properly executed proxies received at or prior to the Special Meeting and which have not been revoked will be voted in accordance with the instructions indicated therein. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR the approval and adoption of the Merger Agreement. See "Introduction -- Proxies."

SPECIAL FACTORS

     Background of the Merger. For a description of the events leading to the approval and adoption of the Merger Agreement by the Board of Directors of the Company ("Board of Directors"), see "Special Factors -- Background of the Merger."

     Purpose and Structure of the Merger. The purpose for the Merger is the acquisition of the Public Shares by TXI, which represent all of the remaining equity interest in the Company not currently owned by TXI. The reasons for such acquisition by TXI are described in "Special Factors -- Purpose and Structure of the Merger." The acquisition of the equity interest represented by the Public Shares outstanding as of the Effective Time (as hereinafter defined) from the Public Stockholders is structured as a cash merger in order to transfer ownership of that equity interest to TXI in a single transaction. See "Special Factors -- Purpose and Structure of the Merger."

     Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger. A special committee (the "Special Committee") of two directors of the Company who are not directors, officers or employees of TXI or officers or employees of the Company concluded that the terms of the Merger are fair to, and in the best interests of, the Public Stockholders. Therefore, the Board of Directors, based upon the unanimous recommendation of the Special Committee, has unanimously approved and adopted the Merger Agreement. The Special Committee and the Board of Directors recommend a vote FOR approval and adoption of the Merger Agreement. For a discussion of the factors considered by the Special Committee and the Board of Directors in making their recommendations, see "Special Factors -- Recommendation of the Special Committee and Board of Directors of the Company; Fairness of the Merger."

     Opinion of Financial Advisor. On July 30, 1997, The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") delivered its written opinion to the Special Committee that as of such date the $15.50 per Public Share to be received by the Public Stockholders in the Merger is fair to the Public Stockholders from a financial point of view. The full text of the written opinion of Robinson-Humphrey, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C and is incorporated herein by reference. Holders of Public Shares are urged to read such opinion carefully and in its entirety. Robinson-Humphrey has reaffirmed in writing its fairness opinion as of the date of this Proxy Statement. See "Special Factors -- Opinion of Robinson-Humphrey; Summary of Financial Analyses."

     Plans for the Company after the Merger. Except as indicated in this Proxy Statement, TXI has represented that it does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries or affiliates, or a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or affiliates, or any material change in the Company's capitalization. See "Special Factors -- Plans for the Company after the Merger."


     Interests of Certain Persons in the Merger. As of the date of this Proxy Statement, TXI owned an aggregate of 24,000,000 Common Shares, representing approximately 84.4% of the outstanding Common Shares on that date. As of June 30, 1997, the directors and executive officers of the Company beneficially owned an aggregate of 671,515 Public Shares (including Common Shares subject to options exercisable within 60 days of June 30, 1997), constituting approximately
2.3% of the Common Shares then outstanding, and an aggregate of      shares of
common stock of TXI, constituting approximately   % of the shares of common
stock of TXI then outstanding. See "Special Factors -- Interests of Certain Persons in the Merger -- Ownership of Public Shares by Directors and Executive Officers of the Company" and "Ownership of Common Shares -- Security Ownership of Directors and Executive Officers of the Company."


     For a discussion of certain agreements by TXI with respect to indemnification of directors and officers of the Company, see "The Merger -- General -- Indemnification."

     For a description of current relationships and certain transactions among TXI and the Company, see "Special Factors -- Interests of Certain Persons in the Merger -- Tax Sharing Agreement."


     Certain Effects of the Merger. Upon consummation of the Merger, each Public Share, other than Public Shares as to which appraisal rights have been perfected under the DGCL ("Dissenting Shares"), will be converted into the right to receive $15.50 in cash, without interest, and the Public Stockholders will cease to have any ownership interest in the Company or rights as stockholders. The Public Stockholders will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in the value of the Company. Following the Merger, TXI, which currently owns approximately 84.4% of the outstanding Common Shares, will own 100% of the surviving corporation's outstanding common shares.


     As a result of the Merger, the Company will be privately held and there will be no public market for the Common Shares. Upon consummation of the Merger, the Common Shares will cease to be quoted on the NYSE, the registration of the Common Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated and the Common Shares no longer will constitute "margin securities" under the rules of the Board of Governors of the Federal Reserve System. See "Special Factors -- Certain Effects of the Merger."

     Certain Litigation. On May 29, 1997, a lawsuit was filed against the Company by a Public Stockholder in the Delaware Court of Chancery. This action, purportedly brought as a class action on behalf of all Public Stockholders, named the Company, its directors and TXI as defendants. In this lawsuit, the plaintiff alleges that the defendants breached their fiduciary duties to the plaintiff and the Company's other Public Stockholders in connection with TXI's original proposal to acquire the Public Shares for $14.25 per share in cash, without interest. The defendants intend to vigorously defend this lawsuit. See "Special Factors -- Certain Litigation."

     Certain U.S. Federal Income Tax Consequences. The receipt of cash for Public Shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and may be a taxable transaction for foreign, state and local income tax purposes as well. Public Stockholders should consult their own tax advisors regarding the United States federal income tax consequences of the Merger, as well as any tax consequences under the laws of any state or other jurisdiction. The Company will not recognize any gain or loss as a result of the Merger for United States federal income tax purposes. See "Special Factors -- Certain U.S. Federal Income Tax Consequences."


     Certain Relationships. Locke Purnell Rain Harrell (A Professional Corporation) ("Locke Purnell"), counsel to TXI, represents the Company on certain routine litigation matters from time to time. See "Special Factors -- Certain Relationships."

THE MERGER

     General. Upon consummation of the Merger, TXI Acquisition will be merged with and into the Company, and the Company will be the surviving corporation (the "Surviving Corporation"). The Surviving Corporation will succeed to all the rights and obligations of TXI Acquisition. See "The Merger -- General."

     Effective Time of Merger. Pursuant to the Merger Agreement, the effective time of the Merger (the "Effective Time") will occur upon the filing of a Certificate of Merger with the Secretary of State of Delaware. See "The
Merger -- General -- Effective Time of Merger."

     Treatment of Public Shares in the Merger. At the Effective Time, each Public Share outstanding immediately prior to the Effective Time, except for Dissenting Shares, will be converted into the right to receive $15.50 in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Public Share.

     Exchange of Share Certificates. Promptly after the Effective Time, the Surviving Corporation shall cause ChaseMellon Shareholder Services, as Paying Agent (the "Paying Agent"), to mail to each Public Stockholder of record as of the Effective Time, a letter of transmittal and instructions for use in effecting the surrender of Public Share certificates for payment in accordance with the Merger Agreement. Upon surrender to the Paying Agent of a Public Share certificate, together with a duly executed letter of transmittal, the holder thereof shall be entitled to receive cash in an amount equal to the product of the number of Public Shares represented by such certificate and $15.50 in cash, without interest (the "Merger Consideration"), less any applicable withholding tax, and such certificate shall then be canceled.


     Until surrendered pursuant to the procedures described above, each Public Share certificate (other than certificates representing shares for which appraisal rights have been perfected), shall represent for all purposes solely the right to receive the Merger Consideration multiplied by the number of Public Shares evidenced by such certificate. See "The Merger -- General -- Exchange of Share Certificates." STOCKHOLDERS OF THE COMPANY SHOULD NOT SEND ANY PUBLIC SHARE CERTIFICATES WITH THEIR PROXY CARDS.


     Conditions to the Merger; Amendment, Waiver and Termination. Pursuant to the Merger Agreement, the obligations of each of TXI, TXI Acquisition and the Company to effect the Merger are subject to the condition that the proposal to approve and adopt the Merger Agreement at the Special Meeting shall have received the affirmative vote of the holders of at least a majority of all of the outstanding Common Shares and to certain additional conditions set forth in the Merger Agreement. Each party to the Merger Agreement may, pursuant to the terms of the Merger Agreement, waive satisfaction of any of the conditions to its respective obligations under the Merger Agreement; provided, however, that any waiver by the Company must be approved by the Special Committee. The Company has made no determination as to whether it would waive any condition; any such determination, if necessary, would be made on behalf of the Company by the Special Committee based on the facts and circumstances existing at the time such waiver is requested. The Merger Agreement may be amended at any time by written agreement of the parties; provided, that any amendment must be approved on behalf of the Company by the Special Committee. In certain circumstances the Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the stockholders of the Company. See "The Merger -- General -- Conditions to the Merger; Amendment, Waiver and Termination." If the Merger is not consummated due to the failure to satisfy or waive a condition to consummation of the Merger or to the termination of the Merger Agreement, the Company's Board of Directors currently intends to continue to conduct the Company's operations in the normal course, consistent with past practice.

     Sources of Funds. The total amount of funds required by TXI to consummate the Merger and to pay related fees and expenses (including the cost of acquiring options under the Company's Stock Option Plan as they become exercisable) is estimated to be approximately $76.3 million. Such funds are expected to be furnished from a portion of the proceeds of a contemplated private placement of term notes which are expected to aggregate approximately $200 million in principal amount, bear interest at 7.23% per annum and have an average maturity of 12 years. It is anticipated that the notes will be purchased by a group of

15 insurance companies, of which Teachers Insurance and Annuity Association and USAA Investment Management are expected to purchase the largest amounts. The financing is subject to a number of conditions, including the negotiation and execution of definitive documents and the completion of a due diligence review satisfactory to the purchasers of the notes. Consummation of the transactions contemplated by the Merger Agreement is not subject to TXI obtaining financing of the Merger Consideration. See "The Merger -- Payment for Public Shares; Sources of Funds" and "Special Factors -- Fees and Expenses."

     Accounting Treatment. The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles for accounting and financial reporting purposes. See "The Merger -- Accounting Treatment."

     Regulatory Approvals. No federal or state regulatory approvals are required to be obtained, nor any regulatory requirements complied with, in connection with consummation of the Merger by any party to the Merger Agreement, except for the requirements of the DGCL in connection with stockholder approvals of the Merger Agreement and the requirements of federal securities laws. See "The Merger -- General -- Representations and Warranties."


     Appraisal Rights. In connection with the Merger, the Public Stockholders will be entitled to seek payment in cash of the fair value of their Common Shares under Section 262 of the DGCL ("Section 262"), subject to satisfaction of the conditions for appraisal rights established by Section 262. Section 262 is set forth in full in Annex B hereto. See "The Merger -- Appraisal Rights."


MARKET PRICES OF AND DIVIDENDS ON THE COMMON SHARES

     The Common Shares are traded on the NYSE under the symbol "CSM."

     The following table sets forth, for the quarterly periods indicated, the high and low sales prices per Common Share, as quoted on the NYSE, and dividends declared on the Common Shares.


                   QUARTERLY PERIODS                        HIGH            LOW           DIVIDENDS
                   -----------------                        ----            ---           ---------
FISCAL 1996 (ENDED MAY 31, 1996)
First Quarter...........................................   $11  3/4         $ 9 1/8          $.05
Second Quarter..........................................   $11  7/8         $ 9 1/8          $.05
Third Quarter...........................................   $16  3/4         $10 1/2          $.05
Fourth Quarter..........................................   $15  7/8         $13              $.05
FISCAL 1997 (ENDED MAY 31, 1997)
First Quarter...........................................   $14  1/2         $10 1/2          $.05
Second Quarter..........................................   $14  1/2         $12 1/2          $.05
Third Quarter...........................................   $13              $11 1/8          $.05
Fourth Quarter..........................................   $15  1/4         $11 3/8          $.05
FISCAL 1998
First Quarter...........................................   $15  3/8         $14 7/8          $.05
Second Quarter (through October   , 1997)...............   $15 7/16         $15 1/8            --


     On May 21, 1997, the day prior to the public announcement of TXI's original $14.25 per share merger proposal, the closing price of the Common Shares on the NYSE was $12.875 per share. On July 24, 1997, the day prior to the public announcement of TXI's revised $15.50 per share merger proposal, the closing price of the Common Shares on the NYSE was $14.9375 per share. On July 29, 1997, the day before the Merger Agreement was publicly announced, the closing price of
the Common Shares on the NYSE was $15.25 per share. On September   , 1997, the
closing price of the Common Shares on the NYSE was $          per share. HOLDERS
OF COMMON SHARES ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THEIR SHARES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER AGREEMENT.

SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     Certain selected consolidated historical financial data of the Company derived from the audited financial statements of the Company are set forth below and under "Selected Consolidated Financial Data of the Company." The selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company, related notes and other financial information incorporated by reference into this Proxy Statement.

                                                               YEAR ENDED MAY 31,
                                              ----------------------------------------------------
                                                1993       1994       1995       1996       1997
                                              --------   --------   --------   --------   --------
                                                        (IN THOUSANDS EXCEPT PER SHARE)
RESULTS OF OPERATIONS
  Net sales.................................  $420,210   $462,275   $531,811   $607,656   $616,676
  Gross profit (exclusive of depreciation
     and amortization)......................    58,624     81,777     94,761    130,050    132,309
  Employee bonus programs...................        --      1,896      2,933      6,116      8,856
  Interest expense..........................    14,650     13,439     12,082     10,007      8,099
  Net income (loss).........................    (2,051)    11,919     19,607     41,977     40,182
PER SHARE INFORMATION
  Net income (loss).........................  $   (.06)  $    .41   $    .67   $   1.43   $   1.41
  Dividends.................................       .20        .20        .20        .20        .20
FOR THE YEAR
  Net cash provided by operating
     activities.............................  $ 25,087   $ 10,603   $ 72,723   $ 52,618   $ 47,536
  Capital expenditures......................     7,424      7,805     16,234     20,630     33,776
YEAR END POSITION
  Total assets..............................  $480,811   $488,307   $469,827   $475,337   $494,210
  Net working capital.......................    80,901     95,225    113,745    136,723    155,252
  Long-term debt............................   113,997     96,219     81,065     66,697     52,554
  Stockholders' equity......................   259,598    265,623    269,868    294,965    326,260

                                  INTRODUCTION

GENERAL

     This Proxy Statement is being furnished to holders of the outstanding Common Shares of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting to be held
on      ,             , 1997, at 9:00 a.m., Dallas, Texas time, at 1341 West
Mockingbird Lane, Suite 700, Dallas, Texas 75247, including any adjournments or postponements thereof.

THE SPECIAL MEETING

     At the Special Meeting, holders of Common Shares will consider and vote upon a proposal to approve and adopt the Merger Agreement. Approval and adoption of the Merger Agreement will constitute approval and adoption of the Merger. Acting on the unanimous recommendation of the Special Committee, the Board of Directors has unanimously approved and adopted the Merger Agreement.

     The Special Committee and the Board of Directors unanimously recommend that stockholders vote FOR approval and adoption of the Merger Agreement.

RECORD DATE; QUORUM; REQUIRED VOTE

     The close of business on             , 1997 has been fixed as the record
date for determining holders of Common Shares entitled to vote at the Special Meeting and any adjournments or postponements thereof. Each Common Share outstanding on such date is entitled to one vote at the Special Meeting. As of the Record Date, 28,453,963 Common Shares were outstanding and held of record by stockholders. The presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Pursuant to the DGCL, the affirmative vote of holders of at least a majority of the outstanding Common Shares is required to approve and adopt the Merger Agreement. TXI, which is the owner of approximately 84.4% of the outstanding Common Shares, has advised the Company that it will vote its Common Shares in favor of the approval and adoption of the Merger Agreement. Accordingly, approval and adoption of the Merger Agreement is assured regardless of the vote of any other stockholder of the Company.

     Under the rules of the NYSE, the proposal to approve and adopt the Merger Agreement is considered a "non-discretionary item" as to which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Abstentions and broker non-votes will (a) be considered in determining the presence of a quorum at the Special Meeting, and
(b) will have the practical effect of a vote against approval and adoption of the Merger Agreement for purposes of the vote required by the DGCL since it would be one less vote for such approval and adoption.

PROXIES


     Common Shares represented by properly executed proxies received at or prior to the Special Meeting and which have not been revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR approval and adoption of the Merger Agreement.


     A stockholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Chaparral Steel Company, 300 Ward Road, Midlothian, Texas 76065-9651,
Attention: Robert C. Moore, Secretary.

     If the Special Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     STOCKHOLDERS SHOULD NOT SEND ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING COMMON SHARES WILL BE AS SET FORTH IN THIS PROXY STATEMENT. SEE "THE MERGER -- GENERAL -- EXCHANGE OF SHARE CERTIFICATES."

SOLICITATION OF PROXIES

     The cost of solicitation of the stockholders of the Company will be paid by the Company. Such cost will include the reimbursement of banks, brokerage firms, nominees, fiduciaries and custodians for the expenses of forwarding solicitation materials to beneficial owners of shares. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone, telegraph or facsimile transmission. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. No proxy solicitation agent will be engaged.

                                  THE PARTIES

THE COMPANY


     The Company owns and operates a steel mill which produces bar and structural steel products by recycling scrap steel. The Company's steel products include beams, reinforcing bars, special bar quality rounds, channels and merchant quality rounds. These products are sold principally to the construction industry and to the railroad, defense, automotive, mobile home and energy industries. The Company's steel mill is located in Midlothian, Texas and its principal customers are steel service centers, steel fabricators, cold finishers, forgers and original equipment manufacturers. The Company distributes its products primarily to markets in North America, and under certain market conditions, to Europe and Asia. In April 1997, the Board of Directors of the Company authorized the commencement of preliminary engineering work for a steel mill to be located in the Southeast portion of the United States. If constructed, the mill will combine the Company's patented near net shape casting technology with a multi-purpose section mill manufactured by SMS Schloeman-Siemag A.G., Dusseldorf, Germany, a steel mill equipment manufacturer, and will utilize state-of-the-art melting technology. The mill, with a planned capacity of approximately 1,000,000 tons per annum, will be designed to manufacture a full range of structural beams up to 36 inches in depth, extending the Company's current range of 4 to 24 inches, North American and European sheet pile sections, "H" pile sections and other structural shapes. Construction of the mill is subject to approval of the Board of Directors of the Company, based on engineering estimates of the total cost of the mill and the obtaining of a suitable site. The Company was incorporated in 1973, its principal place of business is located at 300 Ward Road, Midlothian, Texas 76065-9651, and its telephone number is (972) 775-8241.


TXI

     TXI, a Delaware corporation, produces construction materials, including cement, aggregates and concrete and also engages in real estate activities. The business of TXI is concentrated in Texas, Louisiana and California, and it is the largest producer of cement in the State of Texas. TXI's principal executive offices are located at 1341 West Mockingbird Lane, Suite 700, Dallas, Texas 75747, and its telephone number is (972) 647-6700.

TXI ACQUISITION

     TXI Acquisition is a Delaware corporation recently organized by TXI for the purpose of effecting the Merger pursuant to which TXI Acquisition will be merged with and into the Company. TXI Acquisition has no assets and has not engaged in any activities except in connection with the Merger. TXI Acquisition is wholly-owned by TXI. The address of TXI Acquisition is 1341 West Mockingbird Lane, Suite 700, Dallas, Texas 75247, and its telephone number is (972) 647-6700.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     TXI formed the Company in 1973 as a joint venture with Co-Steel, Inc., a Canadian corporation ("Co-Steel"), with TXI and Co-Steel each owning 50% of the Company. In 1985, TXI purchased Co-Steel's 50% interest in the Company, and the Company subsequently sold approximately 19.8% of its then outstanding common stock to the public in order to gain separate access to capital, realize full value for the steel business, raise needed expansion capital and have a publicly traded stock for acquisition currency. TXI is deemed to control the Company.

     TXI, from time to time, has evaluated strategic options with regard to the Company, which included a tax-free spin-off of the Company, purchase of the remaining interest and sale of the Company. As a result of its evaluations, TXI concluded that the ownership of all of the outstanding Common Shares of the Company would facilitate the integration of the Company's operations with those of TXI, eliminate potential conflicts of interest and eliminate the costs associated with the Company's status as a public company. See "-- Purpose and Structure of the Merger."


     In April 1997, TXI's management retained SBC Warburg Dillon Read Inc. ("SBC Warburg Dillon Read") to render financial advisory and investment banking advice in connection with TXI's evaluation of a possible acquisition of the Public Shares and, in the event TXI determined to make an acquisition of the Public Shares, to assist in conducting negotiations with the Company. At a special meeting of the Board of Directors of TXI held on May 22, 1997, TXI's management, assisted by SBC Warburg Dillon Read, made a presentation in which TXI's management recommended the acquisition of the Public Shares representing all of the remaining equity in the Company not currently owned by TXI. The trading performance of the Common Shares over the past several years as well as the potential advantages to be gained in integrating the operations of the two companies was emphasized during such presentation. After discussing management's recommendation, TXI's Board of Directors approved a proposal that TXI acquire, in a cash merger, all of the outstanding Public Shares at a per share price of $14.25 and directed the President of TXI to deliver the proposal to the Company's Board of Directors.



     Following the special meeting of the TXI Board of Directors, a special meeting of the Company's Board of Directors was held at which a letter was delivered by TXI's President to the Company's Board of Directors, the text of which was as follows:


          "Board of Directors of Chaparral Steel Company

        Gentlemen:

          Texas Industries, Inc. ("TXI") hereby offers to acquire the outstanding shares of Common Stock of Chaparral Steel Company ("Chaparral") not currently owned by TXI (the "Public Stock"). The transaction would be in the form of a merger in which the holders of the Public Stock would receive $14.25 cash for each share of Public Stock outstanding. Upon consummation of the merger, Chaparral would become a wholly-owned subsidiary of TXI.

          It is anticipated that, upon completion of the cash merger, TXI will seek to cause the shares of Common Stock of Chaparral to be delisted from trading on the New York Stock Exchange and to cause the deregistration of the shares with the Securities and Exchange Commission.

          We understand that you may wish to deliberate on this offer through a Special Committee of disinterested directors and that such Committee may wish to retain its own advisors to assist in those deliberations. Following such deliberations, TXI invites your representatives to meet with its advisors to discuss this offer. TXI reserves the right, in its discretion, to amend or withdraw this offer."


     After receiving the TXI proposal, the Directors formed a Special Committee, consisting of Messrs. John M. Belk and Eugenio Clariond Reyes, two members of the Board who are not employed by the Company and are not officers, directors or employees of TXI, to consider the fairness to the Company's stockholders of the proposed merger and to report its determination regarding the fairness of the TXI offer to the full Board of Directors. The Special Committee was further authorized to establish such procedures, review such information and engage such financial advisors and legal counsel as it deemed reasonable and necessary to fully and adequately make such determination and to conduct negotiations with TXI regarding the terms of the proposed merger.


     Upon the formation of the Special Committee, the Company issued a press release announcing that the Special Committee would not immediately respond to the offer.

     Shortly after its formation, the Special Committee retained King & Spalding as its legal counsel. Thereafter, the Special Committee and its legal counsel discussed the procedures to be followed in analyzing the offer from TXI to acquire the Public Shares. The Special Committee then requested three nationally recognized investment banking firms to make proposals to serve as financial advisor to the Special Committee.


     The Special Committee received written proposals from three investment banking firms and the members of the Special Committee reviewed those proposals. After a review and discussion of the proposals, the Special Committee met on June 5, 1997 and unanimously selected Robinson-Humphrey to serve as its financial advisor for the purpose of advising the Special Committee and assisting the Special Committee in negotiations with TXI. Prior to its retention by the Special Committee, Robinson-Humphrey had not rendered financial advisory or underwriting services to TXI, the Company or any of their affiliates. The Special Committee instructed Robinson-Humphrey to commence its investigation and analysis of the value of the Public Shares. Because TXI owned approximately 85% of the outstanding Common Shares and had represented that it was unwilling to sell its interest in the Company, the Special Committee concluded that finding an alternative acquirer was unlikely, and that an all cash transaction proposed by TXI, provided an acceptable price could be achieved, would be the best option for the Company and the Public Stockholders.


     During June 1997, Robinson-Humphrey reviewed certain financial and other information concerning the Company and TXI, and spent time on site at the Company's headquarters in Midlothian, Texas. On June 20, 1997, Robinson-Humphrey met with the Special Committee to discuss the results of its analyses and to obtain further direction from the Special Committee. Representatives of Robinson-Humphrey discussed with the Special Committee the analyses they had performed to produce a range of implied values for the Public Shares. The Special Committee also discussed with Robinson-Humphrey its findings in connection with Robinson-Humphrey's investigation of the Company and questioned Robinson-Humphrey concerning the assumptions made in connection with its analyses and the facts on which these analyses were based. Robinson-Humphrey explained to the Special Committee the assumptions and relative limits of its analyses.


     At the June 20 meeting, Robinson-Humphrey provided the Special Committee with presentation materials outlining its valuation analyses. A copy of the written materials provided by Robinson-Humphrey and distributed to the Special Committee at the June 20 meeting has been filed as an exhibit to the Schedule 13E-3 Transaction Statement filed (the "Schedule 13E-3") with the Securities and Exchange Commission ("SEC") in connection with the Merger and is available for inspection and copying at the principal place of business of the Company during its regular business hours by any stockholder or any representative of a stockholder who has been so designated in writing. A copy of such materials shall be provided to any stockholder or any representative of a stockholder who has been so designated in writing upon written request and at the expense of the requesting stockholder or representative.


     Robinson-Humphrey presented its analyses and advised the Special Committee that the $14.25 per share offer did not, in Robinson-Humphrey's opinion, give appropriate emphasis to valuation factors considered by it to be most relevant, including the following: (i) market price of the Company to the Company's projected 1998 earnings; (ii) market price of the Company to the Company's book value; (iii) a valuation of the Company based on annual tons capacity; and (iv) premiums paid for minority interest acquisitions in recent "going private" transactions. The Special Committee then concluded that it could not recommend to the Board of Directors the original offer of $14.25 per share. In reaching its decision, the Special Committee took into account the fact that Robinson-Humphrey stated that it did not believe it would be able to render a fairness opinion as to the proposed $14.25 per share price. The Special Committee concluded not to respond with a specific price counteroffer to the TXI proposal at this time. Instead, the Special Committee concluded that it would be advisable for Robinson-Humphrey to meet with SBC Warburg Dillon Read, the financial advisor to TXI, to discuss Robinson-Humphrey's analyses in support of a higher price.


     On July 1, 1997, Robinson-Humphrey met with SBC Warburg Dillon Read in Atlanta to discuss the original offer of $14.25 per share in cash. Robinson-Humphrey summarized the various valuation methodologies it had employed to assess the value of the Public Shares and the issues that the Special Committee had expressed to Robinson-Humphrey during the June 20 meeting. In particular, Robinson-Humphrey focused on the following factors: (i) shares of the Company currently traded above the $14.25 per share offer; (ii) the Company had not increased per share value relative to comparable companies and broader market indexes since its initial public offering, suggesting that TXI should offer a premium over the trading price for shares of Common Stock; (iii) the fact that TXI was offering cash instead of some other form of consideration limited the flexibility of the Special Committee in negotiating with TXI; (iv) comparable minority buy-out transactions typically had larger premiums over the pre-announcement stock price; and (v) comparable company analyses showed that the Public Shares were worth more than the $14.25 per share offer.


     Subsequent to the July 1 meeting, SBC Warburg Dillon Read and Robinson-Humphrey had several telephone conversations in which SBC Warburg Dillon Read responded to the Special Committee's and Robinson-Humphrey's valuation analyses and methodologies. SBC Warburg Dillon Read suggested that the comparable company group used by Robinson-Humphrey may contain some companies that had characteristics not readily applicable to the Company. In addition, SBC Warburg Dillon Read and Robinson-Humphrey discussed the various valuation methodologies used by Robinson-Humphrey, in particular the assumptions used by Robinson-Humphrey to assess the impact of the Company's capital spending plan involving a new steel mill, in order to better understand the position of the Special Committee. Robinson-Humphrey then reiterated that the Special Committee felt the $14.25 per share offer was too low and that the Special Committee felt TXI should make another offer instead of the Special Committee making a counter-offer.


     Robinson-Humphrey and SBC Warburg Dillon Read continued to have discussions during the first two weeks in July centered primarily on valuation methodologies. At the regular meeting of the Board of Directors of the Company held July 16, 1997, the Chairman of the Special Committee outlined the actions of the Special Committee taken up to that time with respect to its consideration of TXI's merger proposal and the status of the negotiations. He concluded his presentation by informing the Board that it was the opinion of the Committee that the TXI proposal, in its present form, was not in the best interests of the Company's stockholders. He stated that the Committee looked forward to further discussion with TXI regarding the proposal and would consider any other offer that TXI would propose to make. Also at the meeting, the Board approved the Company's financial results for its 1997 fiscal year and authorized the public release of these financial results. On July 15, the day prior to the public announcement of the Company's 1997 fiscal year earnings, the closing price per Common Share on the NYSE was $15.00. On July 16, the day on which the Company's 1997 fiscal year financial results were released, the closing price per Common Share on the NYSE was $15.0625 and on July 17, the day after the Company's 1997 fiscal year financial results were released, the closing price per Common Share on the NYSE was $15.1875.

     During the week of July 21, Robinson-Humphrey and SBC Warburg Dillon Read continued to discuss valuation methodologies of the Public Shares. Robinson-Humphrey emphasized that the Special Committee and Robinson-Humphrey felt that the valuation techniques employed by Robinson-Humphrey suggested that the $14.25 per share offer was too low, particularly those valuation methods summarized in "-- Opinion of Robinson-Humphrey; Summary of Financial Analyses" below. Robinson-Humphrey's representatives and SBC Warburg Dillon Read's representatives, respectively, relayed the nature of these ongoing discussions to the Special Committee through Mr. Belk, chairman of the Special Committee and to the management of TXI.

     On July 24, 1997, Robinson-Humphrey and SBC Warburg Dillon Read, after lengthy discussions, mutually agreed upon a price per share for the Public Shares that they were willing to communicate to the Company and TXI, respectively. After consultation with SBC Warburg Dillon Read, on July 25, 1997, TXI's Board of Directors considered and approved a revised offer to the Company, consisting of cash consideration of $15.50 per share and issued a press release announcing the revised offer.

     Also on July 25, 1997, Locke Purnell, legal counsel to TXI, provided King & Spalding with a draft merger agreement with respect to a proposed merger transaction. On July 28, 1997, King & Spalding provided Locke Purnell and TXI with comments regarding the Merger Agreement and entered into negotiations on behalf of the Special Committee with Locke Purnell and TXI regarding the terms of the Merger Agreement.

     On July 29, 1997, the Special Committee, together with representatives of Robinson-Humphrey and King & Spalding, met to consider the revised $15.50 per share cash offer by TXI. Representatives of King & Spalding reviewed with the members of the Special Committee their duties in connection with the consideration of the offer. Robinson-Humphrey then presented an analyses of the $15.50 offer and concluded that it would be prepared to give an opinion that such offer was fair, from a financial point of view, to the Public Stockholders. Based on such opinion and the evaluation analysis presented by Robinson-Humphrey to the Special Committee during the July 29 meeting, and Robinson-Humphrey's belief that the $15.50 per share price was the best offer available, the Special Committee unanimously decided to recommend the approval and adoption of the $15.50 per share offer. Following the July 29 Special Committee meeting, representatives of King & Spalding and representatives of Locke Purnell and TXI held telephone conferences to resolve questions regarding the provisions of the proposed Merger Agreement, resulting in a Merger Agreement mutually satisfactory to TXI and the Special Committee.

     On July 30, 1997, the Board of Directors of the Company met to receive the report of the Special Committee. At this meeting, Mr. Belk, Chairman of the Special Committee, gave the report of the Special Committee in which the Special Committee unanimously recommended to the Board of Directors of the Company that the Board accept the $15.50 offer and approve and adopt the Merger Agreement. At the July 30 meeting, Robinson-Humphrey also summarized its presentation given to the Special Committee on July 29 for the full Board of Directors of the Company. Following the Robinson-Humphrey presentation and after further discussion, the Board of Directors unanimously approved the Merger Agreement.


     At the conclusion of the July 30, 1997 meeting, the Company issued a press release announcing that based on the recommendation of the Special Committee the Board of Directors had approved the TXI merger proposal based on TXI's revised offer of $15.50 per share.


     A copy of the written materials provided by Robinson-Humphrey and distributed to the Special Committee at the July 29, 1997 meeting has been filed as an exhibit to the Schedule 13E-3 and is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any stockholder or any representative of a stockholder who has been so designated in writing. A copy of such materials shall be provided to any stockholder or any representative of a stockholder who has been so designated in writing upon written request and at the expense of the requesting stockholder or representative.

PURPOSE AND STRUCTURE OF THE MERGER

     The purpose of the Merger is for TXI to acquire all of the equity interest in the Company represented by the Public Shares for the reasons described below. TXI has advised the Company that, in connection with its proposal of the Merger, TXI did not consider any alternatives that would have allowed the Public Stockholders to maintain an equity interest in the Company. The Board of Directors has, pursuant to the Merger Agreement, called the Special Meeting for stockholders to consider whether to vote to approve and adopt the Merger Agreement. In the Merger, each Public Share will be converted into the right to receive an amount in cash equal to $15.50, without interest.

     In determining to acquire the Public Shares at this time, TXI focused on a number of factors including: (i) integration of the operations of the two companies; (ii) facilitation of financings for the two companies; (iii) elimination of potential conflicts of interest with the Company's minority Public Shares; and (iv) elimination of compliance costs associated with the Company's status as a publicly-owned company.

     If consummated, the Merger will terminate the Company's public status, which TXI believes has not provided benefits that justify, as a business matter, maintenance of that status. Moreover, TXI does not believe that the Company needs independent access to the capital markets, because sufficient funding, if and when required, is available through TXI, which is a public company whose common stock is traded on the NYSE. TXI also believes that delisting of the Common Shares may improve overall access to the capital markets for TXI by providing a single focus for public investment.

     Terminating the Company's public status will eliminate significant compliance costs (estimated at approximately $445,000 per year) associated with such status (including stock exchange listing fees and the costs of preparing reports and other information required pursuant to the Exchange Act), thereby furthering the Company's on-going cost-cutting efforts. Following consummation of the Merger, the Company will be able to eliminate the time, expense and energy incurred in connection with stock transfers, dividends, proxy notices, annual reports, compliance with the Exchange Act and attendant legal issues. The acquisition of the Public Shares has been structured as a cash merger in order to provide a prompt and orderly transfer of ownership of the equity interest represented by the Public Shares to TXI.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS OF THE COMPANY; FAIRNESS OF THE MERGER

     The Special Committee. The Company's Board of Directors established the Special Committee, which consists of only directors of the Company who are not employed by, or otherwise affiliated with the Company, TXI or TXI Acquisition or any of their subsidiaries or affiliates (except in their capacity as directors of the Company), to act solely on behalf of the Public Stockholders for purposes of evaluating the fairness to the Public Stockholders of the TXI merger offer and negotiating the price and terms of the proposed Merger. The Special Committee retained King & Spalding, as its independent legal counsel, and Robinson-Humphrey, as its independent financial advisor, to assist it in evaluating the proposed Merger and in negotiating and determining the fairness of the Merger on behalf of the Public Stockholders. Following a presentation by Robinson-Humphrey as to its opinion that the offered price of $15.50 per share, on the terms set forth in the Merger Agreement, was fair to the Public Stockholders from a financial point of view, at a meeting of the Special Committee on July 29, 1997, the Special Committee concluded that the Merger and the Merger Consideration are fair to, and in the best interests of, the Public Stockholders. At a full Board of Directors meeting on July 30, 1997, Robinson-Humphrey summarized the previous day's presentation and the Special Committee gave a report in which the Special Committee recommended to the Board of Directors of the Company that it accept the offer of $15.50 in cash per share and approve and adopt the Merger Agreement. Based on the recommendation of the Special Committee and considering the written fairness opinion received from Robinson-Humphrey, the Board of Directors of the Company: (i) determined that the Merger is fair to, and in the best interests of, the Public Stockholders;
(ii) approved and adopted the Merger Agreement and the transactions contemplated thereby and authorized the execution, delivery and performance thereof by the Company; and (iii) resolved to recommend that the stockholders of the Company approve the Merger Agreement and the transactions contemplated thereby.


     The Board of Directors of the Company believes that the terms of the Merger Agreement are fair to, and in the best interests of, the Public Stockholders. In reaching its conclusion, the Board of Directors of the Company adopted the recommendation of the Special Committee as set forth below. The Public Stockholders should be aware in considering the recommendation of the Special Committee that was adopted by the Board of Directors of the Company, that certain members of the Board of Directors of the Company are also members of management or of the Board of Directors of TXI and/or TXI Acquisition. Such relationships could present such members of the Board of Directors of the Company with potential conflicts of interest. The Board of Directors of the Company and the Special Committee were aware of such conflicts and considered them both in making their recommendation and in approving the Merger Agreement. The Special Committee was formed to attempt to address these conflicts and to act on behalf of the Public Stockholders in relation to the Merger.


     The Special Committee, in reaching its conclusion that the Merger is fair to, and in the best interests of, the Public Stockholders, and in determining to recommend approval of the Merger Agreement to the Board of Directors of the Company, considered a number of factors, including, without limitation, the following:

     (i) the Special Committee's knowledge of the business, financial condition, results of operations and prospects of the Company. The members of the Special Committee were knowledgeable about the Company's affairs, including the present and possible future economic and competitive environment in which the Company operates its business. In evaluating the business and prospects of the Company, the Special Committee noted that the Company's revenues are tied in general to the production capacity of the Company and that large capital expenditures are necessary to increase production capacity while at the same time the risk of competition from other steel producers increases the potentially adverse exposure in using capital to increase production. The Merger will allow the Public Stockholders to shift this risk entirely to TXI. The Special Committee also noted that the Company's status as a publicly-held company imposed additional regulatory burdens and expenses on the Company, as well as potential liability associated with public disclosure requirements applicable to publicly held companies generally;

     (ii) the terms of the Merger Agreement, including without limitation, the amount and form of consideration; the nature of the parties' representations, warranties, covenants and agreements; and the conditions to the obligations of TXI and the Company. In this regard, the Special Committee viewed favorably the fact that the Merger Agreement required a limited number of representations and warranties by the Company and imposed no significant conditions to the closing of the Merger, thus making consummation of the transaction more likely than one in which the agreement imposes more significant conditions to consummation. The Special Committee also considered as favorable to its determination that the Merger Agreement could be terminated without making any payment to TXI if the Special Committee withdrew its recommendation of the Merger Agreement or the Merger;


     (iii) the Special Committee's conclusion, based on the course of the negotiations, that the Merger Consideration was the highest price obtainable, particularly in light of the fact that, as discussed in (ix) below, TXI was unwilling to consider any third party transaction for the Company and thus the Special Committee did not conduct any process to determine potential interest in such a transaction. This conclusion was the result of the Special Committee's and its financial advisor's substantial negotiations with TXI and its advisors in an attempt to obtain the highest possible price;


     (iv) the fact that the Merger Consideration represented (i) a 20.3% premium over the last reported sales price of the Common Shares on May 21, 1997, the day immediately preceding the public announcement of the $14.25 offer; (ii) a 25.2% premium over the last reported sales price of the Common Shares on May 14, the day one week preceding the public announcement of the $14.25 offer; and (iii) a 33.3% premium over the last reported sales price of the Common Shares on April 21, the day four weeks prior to the public announcement of the $14.25 offer;

     (v) the oral and written presentations of Robinson-Humphrey to the Special Committee on June 20, 1997 and July 29, 1997, and the written opinion of Robinson-Humphrey dated July 30, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the Merger Consideration was fair, from a financial point of view, to the Public Stockholders. See "-- Opinion of Robinson-Humphrey; Summary of Financial Analyses." The opinion of Robinson-Humphrey is attached as Annex C to this Proxy Statement. The stockholders of the Company are urged to read such opinion carefully in its entirety;

     (vi) the stock price and trading volume history of the Common Shares and the fact that such shares are thinly traded;


     (vii) as set forth in the section "-- Opinion of Robinson-Humphrey; Summary of Financial Analyses," the Merger Consideration represents a 1.35x multiple of the Company's book value which exceeds the average multiple of the Comparable Companies (as such term is defined in such section);

     (viii) the fact that the Merger Consideration represents an approximate 15.9% premium over the highest price paid by the Company for Common Shares in the previous two fiscal years pursuant to the Company's publicly announced stock repurchase program;



     (ix) the unwillingness of TXI to consider a sale of the Company, to spin off its ownership interest in the Company or to engage in other alternative transactions with respect to the Company (as a result of which the Special Committee did not solicit third party bids for the Company); and



     (x) the availability of appraisal rights under the DGCL to dissenting Public Stockholders in the Merger.


     In light of the number and variety of factors the Special Committee considered in connection with its evaluation of the Merger, the Special Committee did not quantify or otherwise attempt to assign relative weights to the foregoing factors. The Special Committee collectively made its determination with respect to the Merger Agreement based on the unanimous conclusion reached by its members that the Merger Agreement, in light of the factors that each of them individually considered as appropriate, is fair to, and in the best interests of, the Company and the Public Stockholders.


     Although the Special Committee did consider historical trading prices of the Common Shares, the Special Committee did not consider trading prices of the Common Shares for the period following the announcement of the proposed Merger because it believed that such prices reflected anticipation of the possibility of the purchase of the Public Shares by TXI. In addition, the Special Committee did not consider the Merger Consideration as compared to any implied liquidation value because the Company is not in a liquidation mode and will be operated by TXI as a going concern business.



     The Special Committee believes that the Merger is procedurally fair because: (i) the Special Committee consisted of disinterested directors appointed to represent the interests of, and to negotiate on an independent basis with TXI (as if TXI were an unaffiliated third party) on behalf of the Company and the Public Stockholders; (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained Robinson-Humphrey as its independent financial advisor to assist it in evaluating the proposed Merger; and (iv) because the $15.50 per Public Share price and the other terms and conditions of the Merger resulted from arm's-length bargaining between the Special Committee and TXI. Although the Special Committee considered conditioning the Merger upon approval of a majority of the votes entitled to be cast by the Public Stockholders (a "Majority of the Minority Vote"), the Special Committee determined that in light of the foregoing factors, the Merger is procedurally fair to the Public Stockholders without a Majority of the Minority Vote. In addition, because of the small number of Public Shares outstanding, conditioning the Merger upon a Majority of the Minority Vote could enable a holder with relatively few Public Shares to block the Merger.


     The Board of Directors of the Company. The Board of Directors has considered the unanimous recommendation of the Special Committee, as well as the factors considered by the Special Committee, and has unanimously determined that the Merger Agreement is fair to, and in the best interests of, the Company and its Public Stockholders, has approved and adopted the Merger Agreement, and recommends the Public Stockholders vote to approve and adopt the Merger Agreement.

     TXI. TXI did not have any involvement in the Special Committee's evaluation of the fairness of the Merger to the Company and the Public Stockholders. TXI considered the advice of SBC Warburg Dillon Read, TXI's financial advisor, regarding, among other things, historical market prices for the Common Shares (and the fact that the Merger Consideration is more than the trading prices of the Common Shares before TXI proposed the Merger), and valuations of other selected companies and the range of premiums paid in selected minority buyouts since 1992. TXI also considered the fact that the Special Committee had received the written opinion of Robinson-Humphrey addressed to the Special Committee to the effect that, as of the date thereof, the $15.50 per Public Share to be received by the Public Stockholders in the Merger is fair to the Public Stockholders from a financial point of view and the fact that TXI determined such price on an arm's-length basis with the Special Committee. TXI believes that these factors, when considered together, provide a reasonable basis for TXI to believe that the Merger Agreement is fair to the Company and the Public

Stockholders. TXI did not attach specific relative weights to the factors considered in reaching their views as to fairness.

OPINION OF ROBINSON-HUMPHREY; SUMMARY OF FINANCIAL ANALYSES

     On July 30, 1997, Robinson-Humphrey delivered its written opinion to the Special Committee and the Board of Directors of the Company that as of the date of such opinion the Merger Consideration is fair to the Public Stockholders from a financial point of view. Robinson-Humphrey has reaffirmed in writing its opinion as of the date of this Proxy Statement.

     The full text of the opinion of Robinson-Humphrey, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C. Stockholders are urged to read the opinion carefully and in its entirety. Robinson-Humphrey's opinion is directed only to the consideration to be received by the Public Stockholders in the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote. Robinson-Humphrey's opinion does not address the likely tax consequences of the Merger to any Public Stockholder. No limitations were imposed by the Special Committee, the Company or TXI with respect to the investigations made or procedures followed by Robinson-Humphrey in rendering its opinion. Robinson-Humphrey conducted valuation analyses of the Common Shares and evaluated the Merger Consideration, but was not asked to and did not recommend a specific per share price to be paid by TXI for the minority interest in the Company. The summary of the opinion of Robinson-Humphrey set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     In connection with its opinion, Robinson-Humphrey conducted, among other analyses, (i) a review of the industry and the competitive climate in which the Company operates, and its competitive position therein; (ii) a review of the business, historical financial performance and prospects of the Company; (iii) a review of the historical and current market prices and trading patterns of the Common Shares; (iv) an analysis of the Merger Consideration in relation to the market prices of securities of, and financial data of, other companies engaged in similar businesses as the Company; (v) a review and analysis of prices and premiums paid in, and other terms of, other recent "going private" acquisition transactions; (vi) a discounted cash flow analysis of the Company; and (vii) a review and analysis of consideration paid for capacity additions in the industry. Robinson-Humphrey also held discussions with members of the senior management of the Company regarding the Company's past and current business operations, financial condition and future prospects.

     Robinson-Humphrey relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In that regard, with respect to the Company's internal financial forecasts, which the Special Committee instructed Robinson-Humphrey to use for purposes of its analyses, Robinson-Humphrey assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's senior management as to the future financial performance of the Company. In addition, Robinson-Humphrey was not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of all or any portion of the outstanding Common Shares, the Company or its constituent businesses. Finally, Robinson-Humphrey has been informed by TXI, and has relied with the Special Committee's permission on such information, that TXI does not currently intend to pursue a sale or recapitalization of the Company or its subsidiaries after consummating the Merger.

     The following is a summary of the presentations by Robinson-Humphrey to the Special Committee on July 29, 1997 and to the Board of Directors of the Company (including the members of the Special Committee) on July 30, 1997 in connection with its July 30, 1997 fairness opinion:

  Analysis of the Company

     Historical Stock Price Analysis. Robinson-Humphrey analyzed the prices at which shares of the Company traded over the last three years. In calendar 1994, the high price was $12.25 and the low price was $6.50. In calendar 1995, the high price was $16.75 and the low price was $7.50. In calendar 1996, the high price was $16.50 and the low price was $10.50. In calendar 1997, as of July 29, 1997, the high price was $15.38 and the low price was $11.13. Over the period from December 31, 1993 to the announcement of the transaction, Robinson-Humphrey observed that more than 50% of the outstanding shares were traded in a price range of $8.60 to $11.00. The average trade over this period was at a price of $9.80. Additionally, since the initial public offering of the stock, 95% of all trades have been below the Merger Consideration of $15.50.


     Valuation Summary of Selected Comparable Publicly-Traded Companies. Robinson-Humphrey reviewed and compared certain financial, operating and stock market information of the Company and the following publicly traded companies in the steel industry: Birmingham Steel Corporation, Commercial Metals Company, IPSCO, Inc., Kentucky Electric Steel, Lukens, Inc., NS Group, Inc., Northwestern Steel & Wire, Nucor Corporation, Oregon Steel Mills, Inc., Quanex Corporation, Roanoke Electric Steel, Schnitzer Steel Industries, Steel Company of West Virginia and Steel Dynamics, Inc. (the "Comparable Companies"). This group was selected because they are publicly traded mini-mill steel companies. Robinson-Humphrey calculated, among other things, current market price as a multiple of book value and as a multiple of estimated earnings per share ("EPS") for calendar year 1998. The EPS estimates were based on the mean of publicly available earnings estimates made by research analysts as provided by First Call Investor Service. Robinson-Humphrey averaged the multiples of the Comparable Companies in order to apply these multiples to the Company's values. To accurately reflect average values for statistical purposes, Robinson-Humphrey did not consider values in the average that deviated significantly from median values. Significant deviation is defined as values that are greater than approximately one standard deviation from the average.


     With respect to the Comparable Companies, the estimated calendar year 1998 price/earnings ratios ranged from 8.4x to 14.1x with an average of 11.0x. Based on the Merger Consideration of $15.50 per share and using earnings estimates for the Company from the First Call Research Network dated July 25, 1997, Robinson-Humphrey calculated a multiple for the Company of 10.5x for calendar year 1998. Robinson-Humphrey noted that the 1998 multiple was in line with the multiples of the Comparable Companies.

     Robinson-Humphrey also considered the current market value to book value multiples of the Comparable Companies, which ranged from values of 0.5x to 1.8x, with an average of 1.3x. Robinson-Humphrey noted that the Merger Consideration implied a multiple of 1.35x, which was above the average multiple of the Comparable Companies.


     Robinson-Humphrey also considered the implied values for the Company based on multiples of historical or last twelve months ("LTM") performance including LTM revenues, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), LTM earnings before interest and taxes ("EBIT") and LTM net income. However, Robinson-Humphrey placed relatively little weight on these measures due to its belief that these measures are based on a period in which the Company's profitability was inflated to above industry-average levels by recent record high prices for structural steel products, as compared to other steel products. Robinson-Humphrey believes that these conditions are not permanently sustainable. Therefore, Robinson-Humphrey believes that these historical values do not reflect the likely future performance of the Company.



     Discounted Cash Flow Analysis. Robinson-Humphrey performed a discounted cash flow analysis using financial forecasts provided by the Company's management. Using the discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future cash flows set forth in these forecasts. Robinson-Humphrey calculated a net present value of free cash flows (defined as earnings before interest after taxes plus depreciation and amortization less capital expenditures and any increase in net working capital) for the years 1998 through 2003 using discount rates ranging from 19% to 23%. Robinson-Humphrey calculated the Company's terminal values in the year 2003 based on multiples of year 2003 projected EBITDA, with a midpoint of 4.5x and ranging from 3.0x to 6.0x. Robinson-Humphrey observed that the valuation based on EBITDA produced a midpoint value of $14.98, which was lower than the Merger Consideration of $15.50.


     Minority Interest Buy Out Analysis. Robinson-Humphrey prepared an analysis of the premiums paid in 23 completed minority interest acquisitions by majority interest holders occurring since January 1992. Such transactions were: (i) Kay Holdings/Kay Industries, Inc.; (ii) Investor Group/Fretter, Inc.; (iii) Investor Group/United Medical Corp.; (iv) National Mutual Insurance Co./Celina Financial Corp.; (v) REMED, Inc./Humphrey, Inc.; (vi) Investor Group/Enquirer/Star Group, Inc.; (vii) Investor Group/LDB Corp.; (viii) Freeman Spogli & Co./Koll Management Services; (ix) LinPac Mouldings Ltd./Ropak Corp.;

(x) BIC SA/Bic Corp.; (xi) Berkshire Hathaway, Inc./GEICO Corp.; (xii) Investor Group/Syms Corp.; (xiii) SCOR/SCOR US Corp.; (xiv) Investor Group/NPC International, Inc.; (xv) Equity Holdings Ltd./ Great American Management & Investments, Inc.; (xvi) Novartis AG/SyStemix, Inc.; (xvii) Seaboard Acquisition Partners/Seaboard Oil Co.; (xviii) Electromagnetic Sciences, Inc./LXE Inc.;
(xix) Renco Group, Inc./WCI Steel, Inc.; (xx) Andrews Group, Inc./Toy Biz, Inc.;
(xxi) JW Childs Equity Partners, LP/Central Tractor Farm & Country; (xxii) Mafco Holdings, Inc./Mafco Consolidated Group; and (xxiii) Gold Kist/Golden Poultry Company.

     Robinson-Humphrey considered, among other factors, the percentage of the target's shares held by the acquirer at the time of the announcement, and the premiums paid based on the closing price of the target's shares at one day, one week and four weeks prior to the announcement. Robinson-Humphrey calculated median premiums of 22.1%, 25.9% and 33.3% at one day, one week and four weeks prior to announcement, respectively. These premiums, based on the announcement date of May 22, 1997, imply per share equity values for the Company of $15.72, $15.58 and $15.50 respectively.

     Adjusted Book Value Analysis. Robinson-Humphrey considered the book value per share of the Company and compared this to the Merger Consideration. Robinson-Humphrey noted that the Company's assets had been depreciated rapidly over time and believed that in order to properly value the assets, it was appropriate to consider the true economic value of the assets by adjusting the assets for previous depreciation. This analysis resulted in book values ranging from $14.84 to $17.57 after adding back 50% to 75% of accumulated depreciation, respectively. Robinson-Humphrey noted that the Merger Consideration of $15.50 was slightly higher than the average adjusted book value of $15.40 after adding back 55% of accumulated depreciation.


     Steel Production Capacity Analysis. Robinson-Humphrey conducted an analysis of five investments in steel production capacity within the industry. Of these five additions, one is in the planning stage by the Company for construction in the Southeast portion of the United States. The others are as follows: Steel Dynamics, Butler, Indiana; IPSCO, Muscatine, Iowa; Nucor Berkeley, Berkeley, South Carolina; and Gallatin Steel, Ghent, Kentucky. These additions reflect the capital expenditures or investments that the Company and other steel producers have committed or plan to commit in order to expand capacity. Robinson-Humphrey calculated implied values for the Company using new mill construction costs as an estimate of replacement cost. The equity value of the Company can be calculated by subtracting the net debt of the Company from the implied replacement cost estimate. Based on the capital required to be committed and the additional capacity to be realized, such additional capacity will result in a range of $207.14 per ton of steel produced per year to $390.00 per ton of steel produced per year with an average of $301.48 per ton of steel produced per year. This implies a per share equity value of $15.25 for the Company's current 1,605,000 tons per year capacity. Robinson-Humphrey noted that this analysis implied values for the Company's shares slightly lower than the Merger Consideration.


  Summary

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Robinson-Humphrey's opinion. In arriving at its fairness determination, Robinson-Humphrey considered the results of all such analyses. Robinson-Humphrey did not separately consider the extent to which any one of the analyses supported or did not support the Robinson-Humphrey fairness opinion. No company or transaction used in the above analyses as a comparison is identical to the Company or TXI or the company resulting from the contemplated merger. The analyses were prepared solely for purposes of Robinson-Humphrey in providing its opinion to the Special Committee as to the fairness of the $15.50 per share Merger Consideration to be received by the Public Stockholders in the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, TXI, Robinson-Humphrey or any other person assumes responsibility if future results are materially different from those forecast.


     As described above, Robinson-Humphrey's opinion to the Special Committee was one of the factors taken into consideration by the Special Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of all of the analyses performed by Robinson-Humphrey, but does include a summary description of all material analyses, and is qualified by reference to the written opinion of Robinson-Humphrey set forth in Annex C hereto.


     Robinson-Humphrey, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other valuation services. The Special Committee selected Robinson-Humphrey as financial advisor to the Special Committee because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. As compensation for its services, the Company has paid Robinson-Humphrey a total fee of $250,000. The Company will also reimburse Robinson-Humphrey for its reasonable out-of-pocket expenses incurred in performing its services.

TXI'S FINANCIAL ADVISOR


     TXI engaged SBC Warburg Dillon Read to act as TXI's financial advisor in connection with the proposed Merger. SBC Warburg Dillon Read's engagement was formalized in an engagement letter dated July 7, 1997. SBC Warburg Dillon Read was retained by TXI to act solely as TXI's financial advisor (and not as the advisor to or agent of any other person) to assist TXI in analyzing the value of the Company and to advise TXI with respect to and assist it in negotiating the terms of the proposed Merger. SBC Warburg Dillon Read was not retained to, and was not expected to, render any advice or opinion as to the fairness, from a financial point of view, to the Public Stockholders of the consideration to be received by them in the proposed Merger.


     In connection with its engagement as TXI's financial advisor, SBC Warburg Dillon Read made a written and oral presentation to the TXI Board of Directors on May 22, 1997. SBC Warburg Dillon Read did not address TXI's underlying business decision to proceed with the proposed Merger and did not make any recommendation to the TXI Board of Directors, or the Company's Board of Directors or the Public Stockholders, with respect to any approval of the proposed Merger.


     The Company had no role in TXI's selection of SBC Warburg Dillon Read or in formulating any of the terms under which SBC Warburg Dillon Read was to prepare its presentation to the TXI Board of Directors. Neither the Company nor TXI imposed any limitation upon SBC Warburg Dillon Read with respect to the investigations made, or the procedures followed, by SBC Warburg Dillon Read in formulating its presentations and advice, except that SBC Warburg Dillon Read was not requested or authorized to solicit, and did not solicit, other potential purchasers of the Company or TXI's position in the Company.


     In formulating its written and oral presentations, SBC Warburg Dillon Read, among other things: (i) reviewed certain publicly available business and historical financial information relating to TXI and the Company; (ii) reviewed certain financial forecasts, pro forma financial statements giving effect to the proposed Merger and certain other data provided to SBC Warburg Dillon Read by TXI and the Company relating to the business and prospects of the Company; (iii) conducted discussions with members of senior management of TXI and the Company with respect to, among other things, the business and prospects of TXI and the Company; (iv) reviewed the historical market trading prices and volumes of the Common Shares; (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business that SBC Warburg Dillon Read believed were generally comparable to those of the Company; (vi) compared the proposed financial terms of the proposed Merger with the financial terms of certain other mergers and acquisitions that SBC Warburg Dillon Read believed were generally comparable to the proposed Merger; (vii) considered the pro forma financial effects of the proposed Merger on TXI; and

(viii) conducted such other financial studies, analyses and investigations, and considered such other information, as SBC Warburg Dillon Read deemed relevant.

     SBC Warburg Dillon Read also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in other merger and acquisition transactions. SBC Warburg Dillon Read's written and oral presentations were necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to SBC Warburg Dillon Read through the date thereof.

     In conducting its review and preparing its presentations, as contemplated under the terms of its engagement by TXI, SBC Warburg Dillon Read relied upon the accuracy and completeness of all financial and other information provided to it or publicly available, and did not assume any responsibility in any respect for the accuracy, completeness or reasonableness of, or any obligation to verify, the same or to conduct any appraisal of assets. Without limiting the generality of the foregoing, SBC Warburg Dillon Read relied upon the management of TXI and the management of the Company as to the reasonableness of the pro forma financial statements (including the underlying assumptions, the adjustments giving effect thereto and the allocation of such adjustments) provided to SBC Warburg Dillon Read, and SBC Warburg Dillon Read assumed that the forecasts and projections provided to it reflected the best currently available estimates and judgments of the management of TXI and the management of the Company and that such projections and forecasts would be realized in the amounts and in the time periods estimated by the managements of TXI and the Company. In connection with preparing its presentations, SBC Warburg Dillon Read did not make or seek to obtain appraisals of all or any part of the Company's or TXI's assets.

     At the May 22, 1997 meeting of the TXI Board of Directors, SBC Warburg Dillon Read made a written and oral presentation to the TXI Board of Directors in which SBC Warburg Dillon Read presented an overview of the current situation, presented a preliminary valuation discussion, generally analyzed premiums payable in "going private" transactions and analyzed the pro forma impact to TXI of the purchase of the shares held by the Public Stockholders. SBC Warburg Dillon Read was not requested to, and did not, offer any opinion as to the fairness of the consideration to the stockholders of TXI or the Public Stockholders. SBC Warburg Dillon Read's presentation did not constitute a recommendation to the TXI Board of Directors and does not constitute a recommendation to the Public Stockholders to vote in favor of the proposed Merger. The preliminary valuation ranges discussed with the TXI Board of Directors reflect theoretical values for the Company and do not purport to represent an appraisal of the fair value of the Company.


     Prior to making its oral presentation to the TXI Board of Directors, SBC Warburg Dillon Read distributed copies of its written presentation to the Board. SBC Warburg Dillon Read discussed certain financial and comparative analyses contained in its written presentation and other matters it deemed relevant. The various topics discussed with the TXI Board were:



          Overview of Current Situation. SBC Warburg Dillon Read reviewed with the TXI Board the proposal to repurchase the minority 15% interest in the Company held by the public. SBC Warburg Dillon Read noted that it understood that the purchase of the 15% interest not already owned by TXI would eliminate management distractions related to governance and investor relations issues and simplify cash flow accounting. SBC Warburg Dillon Read also noted that the transaction, if properly financed, would be modestly accretive to TXI and that there was little benefit to valuation for either TXI or the Company under the current structure.



          SBC Warburg Dillon Read analyzed the historical stock prices of TXI and the Company as compared to the S&P 500 Stock Index, observing that TXI has delivered substantial share appreciation to investors over the past five years, but the Company has not. SBC Warburg Dillon Read also observed that the current configuration of 15% minority interest does not appear to enhance the valuation, credit standing or capital raising capabilities of either company. From TXI's perspective, SBC Warburg Dillon Read noted that the proposed Merger would enable TXI to consolidate debt at the holding company level and to capture 100% of the Company's cash flow, which is substantially greater than the amount TXI has received in dividends. The proposed Merger also would make TXI's cash flows available to the Company and would eliminate minority interest accounting from the consolidated financial statements. Finally, SBC Warburg Dillon Read discussed the effects of the elimination of the pure "steel" play opportunity for investors and the capital to be expended by TXI in the proposed Merger.



          Preliminary Valuation Discussion. SBC Warburg Dillon Read analyzed the Company's current stock price, noting that the Company then was valued on an equity basis at $340.6 million, determined by multiplying the 28.4 million outstanding shares of Common Stock by the current stock price of $12.00 per share. SBC Warburg Dillon Read noted that, since its initial public offering on July 7, 1988, the Company has traded in a range of $16.75 to $6.00 per share.



          SBC Warburg Dillon Read discussed comparable company valuations with the TXI Board of Directors. The comparable companies analyzed by SBC Warburg Dillon Read were Commercial Metals, Steel of West Virginia, NS Group, Birmingham and Oregon Steel (the "'Steel Index"). SBC Warburg Dillon Read noted that investors tend to value steel companies based upon their prospects for future growth, the price and business cycle of steel products in respective markets, their cost structure and the individual characteristics of each company. Other factors that affect a stock's value are research analyst coverage (where the Company ranks fifth out of eight public companies), the public float (where the Company ranks eighth out of eight public companies) and average trading volume (where the Company ranks seventh out of eight public companies) and aggregate equity market capitalization (where the Company ranks fourth out of eight public companies).



          SBC Warburg Dillon Read observed that the Company's stock performance since its initial public offering has lagged its peers in the Steel Index, and that the Company consistently trades at a discount compared to the Steel Index on a forward earnings basis. Based on future earnings estimates, SBC Warburg Dillon Read noted that the Company is reasonably valued compared to its peers in the Steel Index.



          Premiums Payable in Minority Buy-In Programs. SBC Warburg Dillon Read generally discussed with the TXI Board of Directors the financial aspects of minority buy-in programs, and discussed average premiums paid over target stock prices before the date of announcement of a proposed transaction. SBC Warburg Dillon Read noted that the average premium (for transaction values of $10 million or greater) over the past five years were 22.2% one day prior to announcement and 32.3% four weeks prior to announcement of a proposed transaction.



          Pro Forma Impact of the Proposed Merger. SBC Warburg Dillon Read analyzed TXI's pro forma balance sheet at February 28, 1997 giving effect to the proposed Merger, and analyzed TXI's projected 1997 income statement giving pro forma effect to the proposed Merger, in each case assuming a price of $12.00 per share of Common Stock.



     The summary set forth above does not purport to be a complete description of either SBC Warburg Dillon Read's analyses or its presentation to the TXI Board of Directors. The analyses performed by SBC Warburg Dillon Read must be considered as a whole and selecting portions of those analyses and the factors considered by SBC Warburg Dillon Read, without considering all of the factors and analyses, could create an incomplete view of the processes underlying SBC Warburg Dillon Read's presentations.



     The preparation of such presentations is a complex process and not necessarily susceptible to partial analyses of summary description. In performing its analyses, SBC Warburg Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TXI or the Company. The analyses performed by SBC Warburg Dillon Read are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than that suggested by such analyses. The analyses do not purport to be appraisals or reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the current time or at any time in the future. In addition, SBC Warburg Dillon Read may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuations resulting from any particular analysis described above should not be taken to be SBC Warburg Dillon Read's view of the actual value of the share of Common Stock.



     TXI retained SBC Warburg Dillon Read as its financial advisor based upon SBC Warburg Dillon Read's reputation as a leading investment banking firm and SBC Warburg Dillon Read's depth of experience in merger and acquisition transactions. SBC Warburg Dillon Read is an internationally recognized investment banking and advisory firm. SBC Warburg Dillon Read, as part or its investment banking and advisory business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. SBC Warburg Dillon Read has performed and continues to perform investment banking services for TXI and the Company, for which it has received customary fees. In addition, in the ordinary course of its business, SBC Warburg Dillon Read trades the securities of TXI and the Company and at any time may hold a long or short position in such securities.


     Pursuant to its engagement letter with the Company, SBC Warburg Dillon Read for its work in connection with the Merger will be entitled to a fee of $750,000 upon the closing of the proposed Merger and to reimbursement for its reasonable expenses, including the fees and disbursements of its counsel. In addition, TXI has agreed to indemnify SBC Warburg Dillon Read against certain liabilities, including liabilities under the federal securities laws.

     A copy of the written presentation by SBC Warburg Dillon Read to the TXI Board of Directors at the May 22, 1997 meeting has been filed as an exhibit to the Schedule 13E-3 and is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any stockholder or any representative of a stockholder who has been so designated in writing. A copy of such presentation shall be provided to any stockholder or any representative of a stockholder who has been so designated in writing upon written request and at the expense of the requesting stockholder or representative.

PLANS FOR THE COMPANY AFTER THE MERGER

     Except as indicated in this Proxy Statement, TXI does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries or affiliates or a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or affiliates.

     Upon consummation of the Merger, TXI intends to retain the Company as a wholly-owned subsidiary of TXI. TXI anticipates that the assets, business and operations of the Company and its subsidiaries and affiliates will be continued substantially as they are currently being conducted. Management of TXI may, however, cause the Company to make such changes as are deemed appropriate and intends to continue to review the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management and consider if any changes would be desirable in light of the circumstances then existing.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Ownership of Public Shares by Directors and Executive Officers of the Company. The following table sets forth, as of June 30, 1997, the number of Public Shares beneficially owned by, and the aggregate amounts to be received by, each executive officer and director of the Company who owns any Public Shares. Other than the individuals named below, no executive officer or director of the Company beneficially owns any Public

Shares. Except as otherwise noted, each individual has sole power to vote and sole power to dispose of all of his Public Shares.



                                                                NUMBER OF
                                                              PUBLIC SHARES
                         DIRECTOR/                            BENEFICIALLY    AMOUNT TO BE
                     EXECUTIVE OFFICER                          OWNED(1)      RECEIVED(2)
                     -----------------                        -------------   ------------
Robert Alpert(4)............................................       5,000       $   87,060
Dennis E. Beach(3)..........................................       7,857       $  125,234
John M. Belk(4).............................................      12,000       $  195,560
Larry L. Clark(3)...........................................      38,081       $  290,306
Gordon E. Forward(3)........................................     149,100       $1,152,800
David A. Fournie(3).........................................      50,100       $  353,150
Richard M. Fowler(3)........................................      58,700       $  371,175
Gerald R. Heffernan(4)......................................       4,000       $   71,560
H. Duff Hunt(3).............................................      32,877       $  198,544
Richard T. Jaffre(3)........................................      48,700       $  327,425
Robert C. Moore(3)..........................................      26,800       $  145,050
Eugenio Clariond Reyes(4)...................................       4,000       $   71,560
Robert D. Rogers(4)(5)......................................     146,800       $1,301,150
Libor F. Rostik(3)..........................................      39,900       $  255,688
Peter H. Wright(3)..........................................      47,600       $  310,375
Directors and Executive Officers as a group (15 persons)....     671,515       $5,256,636


---------------


(1) Includes, with respect to such person, Common Shares subject to options exercisable within 60 days of June 30, 1997, as follows: Robert Alpert, 4,000 shares; Dennis E. Beach, 6,600 shares; John M. Belk, 4,000 shares; Larry L. Clark, 37,600 shares; Gordon E. Forward, 134,000 shares; David A. Fournie, 50,100 shares; Richard M. Fowler, 57,600 shares; Gerald R. Heffernan, 4,000 shares; H. Duff Hunt, 32,800 shares; Richard T. Jaffre, 47,600 shares; Robert C. Moore, 26,200 shares; Eugenio Clariond Reyes, 4,000 shares; Robert D. Rogers, 106,000 shares; Libor F. Rostik, 39,900 shares; Peter H. Wright, 47,600 shares; and all directors and executive officers as a group, 602,000 shares.


(2) Includes amounts to be received by such person relating to the cancellation of options as follows: Robert Alpert, $71,560; Dennis E. Beach, $105,750; John M. Belk, $71,560; Larry L. Clark, $282,850; Gordon E. Forward, $919,800; David A. Fournie, $353,150; Richard M. Fowler, $354,125; Gerald R. Heffernan, $71,560; H. Duff Hunt, $197,350; Richard T. Jaffre, $310,375; Robert C. Moore, $135,125; Eugenio Clariond Reyes, $71,560; Robert D. Rogers, $668,750; Libor F. Rostik, $255,688; and Peter H. Wright, $310,375. A portion of such consideration will be paid to such persons during subsequent years as the options mature.

(3) Indicates that such person is an executive officer of the Company.

(4) Indicates that such person is a director of the Company.


(5) Excludes 4,000 Public Shares owned by Mr. Rogers' wife as separate property as to which he disclaims beneficial ownership.



     Ownership of Common Stock of TXI by Directors and Executive Officers of the Company. The following table sets forth, as of June 30, 1997, the number of shares of TXI common stock beneficially owned by each executive officer and director of the Company who owns any shares of TXI common stock. Other than the individuals named below, no executive officer or director of the Company beneficially owns any shares of TXI common stock. Except as otherwise noted, each individual has sole power to vote and sole power to dispose of all of his shares of TXI common stock.



                                                                NUMBER OF
                                                              SHARES OF TXI
                                                              COMMON STOCK
                         DIRECTOR/                            BENEFICIALLY    PERCENT OF
                     EXECUTIVE OFFICER                          OWNED(1)       CLASS(2)
                     -----------------                        -------------   ----------
Robert Alpert(4)............................................      12,110        *
Dennis E. Beach(3)..........................................         189        *
John M. Belk(4).............................................          --        *
Larry L. Clark(3)...........................................         206        *
Gordon E. Forward(3)........................................      41,140        *
David A. Fournie(3).........................................         110        *
Richard M. Fowler(3)........................................     125,264        *
Gerald R. Heffernan(4)(5)...................................     255,000         1.2%
H. Duff Hunt(3).............................................          --        *
Richard T. Jaffre(3)........................................          --        *
Robert C. Moore(3)..........................................      52,844        *
Eugenio Clariond Reyes(4)...................................          --        *
Robert D. Rogers(4).........................................     382,906         1.8%
Libor F. Rostik(3)..........................................          14        *
Peter H. Wright(3)..........................................          --        *
Directors and Executive Officers as a group (15 persons)....     869,783         4.1%


---------------


* Represents less than one percent (1%) of the total number of shares outstanding.



(1) Includes, with respect to such person shares of TXI common stock subject to options exercisable within 60 days of June 30, 1997, as follows: Robert Alpert, 6,000 shares; Richard M. Fowler, 43,200 shares; Gerald R. Heffernan, 14,000 shares; Robert C. Moore, 32,000 shares; Robert D. Rogers, 82,000 shares; and all directors and executive officers as a group, 387,174 shares.



(2) Based on the sum of (i) 20,900,375 shares of TXI common stock, which on June 30, 1997, was the approximate number of shares outstanding, and (ii) the number of shares subject to options exercisable by such person within 60 days of such date.



(3) Indicates that such person is an executive officer of the Company.



(4) Indicates that such person is a director of the Company.



(5) Includes 8,000 shares of TXI common stock owned by the wife of Mr. Heffernan, as to which he disclaims beneficial ownership.



     The Merger Agreement provides that at the Effective Time each holder of a currently exercisable option to purchase Common Shares will become entitled to receive cash in an amount equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price of the option and (ii) the number of Common Shares subject to such option that are then currently exercisable. After the Effective Time, the portion of the option that is not currently exercisable at the Effective Time will be carried forward and will, upon becoming exercisable, confer the right to receive for each Common Share subject thereto, upon payment of the applicable exercise price per share, the Merger Consideration, in cash, without interest. See "The
Merger -- General -- Treatment of Stock Options."



     Directors and Officers. Pursuant to the Merger Agreement, the directors and officers of the Company initially will remain the directors and officers, respectively, of the Surviving Corporation.


     Each member of the Special Committee received $14,000 in the Company's fiscal year ended May 31, 1997 for his service as a director.

     Indemnification. TXI agreed in the Merger Agreement, that the Company, in its capacity as the Surviving Corporation, shall provide with respect to each present or former director and officer of the

Company and its subsidiaries and affiliates (both present and past) (the "Indemnified Parties") the indemnification rights (including any rights to advancement of expenses) which such Indemnified Parties had, from the Company, or such subsidiary or affiliate, immediately prior to the Effective Time of the Merger, whether under the DGCL or the Company's certificate of incorporation, the Company's bylaws or the bylaws of such subsidiary or affiliate or otherwise. Such indemnification rights include indemnification of any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), including proceedings involving alleged violations of the federal securities laws, provided the Indemnified Party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided such Indemnified Party had no reasonable cause to believe his or her conduct was unlawful. See "The Merger -- General -- Indemnification."


     Tax Sharing Agreement. TXI and the Company are parties to a tax sharing agreement whereby the Company and its subsidiaries are included in the consolidated income tax return of TXI. The agreement provides that the Company will account for income taxes on a stand-alone basis. Accordingly, the Company makes payments to or receives payments from TXI in amounts equal to the income taxes it would have otherwise paid or received as a stand-alone company.

CERTAIN EFFECTS OF THE MERGER

     As a result of the Merger, the entire equity interest of the Company will be owned by TXI. Therefore, following the Merger the Public Stockholders will no longer benefit from any increases or bear the risk of any decreases in the value of the Company. The Public Stockholders will have no continuing interest in the Company following the Merger. As a result, the Common Shares will no longer meet the requirements of the NYSE for continued listing and will, therefore, be delisted from the NYSE. The Common Shares are currently registered as a class of securities under the Exchange Act. Registration of the Common Shares under the Exchange Act will be terminated upon application of the Company to the SEC upon consummation of the Merger.

CERTAIN LITIGATION


     On May 29, 1997, a lawsuit was filed in the Delaware Court of Chancery by a stockholder of the Company. This action was purportedly brought as a class action on behalf of all Public Stockholders and named the Company, its directors and TXI as defendants alleging that they breached their fiduciary duties to the plaintiff and the other Public Stockholders in connection with TXI's original proposal to acquire the Public Shares for $14.25 per share in cash, without interest. The defendants intend to vigorously defend this lawsuit.


CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to the holders of the Public Shares and to the Company under the law in effect as of the date hereof. The following discussion is for general information only, and may not apply to particular categories of holders, such as financial institutions, broker-dealers and tax-exempt entities. ALL HOLDERS OF THE PUBLIC SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO THEM WITH SPECIFIC REFERENCE TO THEIR PARTICULAR TAX SITUATIONS, INCLUDING SUCH TAX CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

     The exchange of Public Shares for cash in connection with the Merger will be a taxable transaction to the Public Stockholders for federal income tax purposes. In general, a Public Stockholder will recognize gain or loss in an amount equal to the difference between the cash received and such Public Stockholder's tax basis in such Public Shares. Such gain or loss will be a capital gain or loss if such Public Stockholder has held such Public Shares as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended. Capital gain or loss will be a long-term capital gain or loss if such Public Stockholder has held Public Shares for more than one year as of the date of exchange. There are certain limitations on the deductibility of capital losses. Public Stockholders who also own, directly or by attribution, stock of TXI as of the date of exchange should consult their own tax advisors regarding the possibility that the cash received will be treated as a dividend.

     Pursuant to the Taxpayer Relief Act of 1997, the maximum rate of tax on the net capital gain of individuals was reduced from 28% to 20%. The lower rate does not apply to sales or exchanges of capital assets held for 18 months or less. The 28% maximum rate continues to apply to individuals making sales or exchanges of capital assets held for more than one year but not more than 18 months. Corporations do not benefit from a tax rate preference with respect to net capital gains.

     Cash received in exchange for Public Shares in the Merger may be subject to a backup withholding tax at a rate of 31% unless the relevant Public Stockholder is an exempt recipient or complies with certain identification procedures.

     The Company will not recognize gain or loss for federal income tax purposes as a result of the Merger.

CERTAIN RELATIONSHIPS


     Locke Purnell, counsel for TXI, represents the Company on certain routine litigation matters from time to time.


FEES AND EXPENSES

     Estimated fees and expenses incurred or to be incurred by the Company in connection with the Merger are approximately as follows:

Investment banking fees and expenses........................
Legal fees and expenses.....................................
SEC filing fee..............................................
Printing and mailing fees...................................
Paying Agent fees...........................................
Miscellaneous expenses......................................
          Total.............................................

     For information regarding Robinson-Humphrey's engagement by the Special Committee, see "-- Opinion of Robinson-Humphrey; Summary of Financial Analyses."

     Estimated fees and expenses incurred or to be incurred by TXI in connection
with the Merger are investment banking fees and expenses of $          , legal
fees and expenses of $          , and miscellaneous fees of $          . For
information regarding SBC Warburg Dillon Read's engagement by TXI, see "-- TXI's Financial Advisor."

     Neither TXI nor the Company will pay any fees or commissions to any broker or dealer or any other person (other than Robinson-Humphrey, SBC Warburg Dillon Read and the Paying Agent) for soliciting Public Shares pursuant to the Merger. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

                                   THE MERGER

GENERAL

     The following is a summary of the material provisions of the Merger Agreement. A copy of the Merger Agreement is attached hereto as Annex A.

     The Merger. The Merger Agreement provides for the merger of TXI Acquisition with and into the Company. The Company will be the Surviving Corporation and it will continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate corporate existence of TXI Acquisition shall cease. The Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of TXI Acquisition, and the Company shall assume and become liable for all liabilities and obligations of TXI Acquisition.

     Effective Time of Merger. The Effective Time will occur upon the filing of a Certificate of Merger with the Secretary of State of Delaware. The Certificate of Merger will be filed as soon as practicable after requisite approval and adoption of the Merger Agreement by the stockholders of the Company at the Special Meeting and the satisfaction of the other conditions precedent to the consummation of the Merger. See "-- Conditions of the Merger; Amendments, Waiver, and Termination."

     Treatment of Public Shares in the Merger. At the Effective Time, each Public Share outstanding immediately prior to the Effective Time, except for Dissenting Shares, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, upon surrender of the certificate representing such Public Share.


     Holders of Public Shares who do not vote in favor of the Merger at the Special Meeting and who shall have properly elected to dissent in the manner provided in Section 262 of the DGCL shall be entitled to payment of the fair value of their Public Shares in accordance with the provisions of Section 262. See "-- Appraisal Rights."


     The outstanding shares of common stock of TXI Acquisition immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully-paid and non-assessable Common Share of the Surviving Corporation.

     Treatment of Stock Options. At the Effective Time, each holder of an option to purchase Common Shares issued pursuant to the Company's 1989 Stock Option Plan, as amended ("Stock Option Plan"), will become entitled to receive for each option held as of the Effective Time, an amount in cash equal to the product of
(i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option and (ii) the number of Common Shares subject to such option that are then currently exercisable in accordance with the provisions of the Stock Option Plan immediately prior to the Effective Time. After the Effective Time, the portion of the option that is not currently exercisable at the Effective Time will be carried forward and will, upon becoming exercisable, (i) confer the right to receive, for each Common Share subject thereto, upon payment of the applicable exercise price per share, the Merger Consideration, in cash, without interest, and (ii) remain subject to all of the terms and conditions (including with respect to the exercisability thereof) applicable thereto pursuant to the related option agreement and the Stock Option Plan.

     Exchange of Share Certificates. TXI has designated ChaseMellon Shareholder Services to act as the Paying Agent under the Merger Agreement. Prior to the Effective Time, TXI shall, or TXI shall cause TXI Acquisition to, deposit in trust with the Paying Agent, cash in an aggregate amount equal to the product of: (i) the number of Public Shares outstanding immediately prior to the Effective Time (other than Dissenting Shares); and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for under the Merger Agreement out of the Exchange Fund.

     Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record as of the Effective Time of an outstanding certificate or certificates for Public Shares (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of such Certificates for payment in accordance with the Merger Agreement. Upon the surrender to the Paying Agent of a Certificate, together with a duly executed letter of transmittal, the holder thereof shall be entitled to receive cash in an amount equal to the product of the number of Public Shares represented by such Certificate and the Merger Consideration, less any applicable withholding tax, and such Certificate shall then be canceled.

     Until surrendered pursuant to the procedures described above, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes solely the right to receive the Merger

Consideration in cash multiplied by the number of Public Shares evidenced by such Certificate, without interest thereon.

     After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Public Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for an amount in cash equal to the Merger Consideration multiplied by the number of Public Shares evidenced by such Certificate, without any interest thereon.

     Any portion of the Exchange Fund which remains unclaimed by the Public Stockholders for one year after the Effective Time (including any interest, dividends, earnings or distributions received with respect thereto) shall be repaid to the Surviving Corporation, upon demand. Any Public Stockholders who have not complied with the procedures set forth above shall look only to the Surviving Corporation for payment of their claim for the Merger Consideration per Public Share, without interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law. Notwithstanding the foregoing, neither the Paying Agent nor any party to the Merger Agreement shall be liable to any holder of Certificates formerly representing Public Shares for any amount to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Withholding Rights. Pursuant to the Merger Agreement, TXI, TXI Acquisition, the Surviving Corporation and the Paying Agent are entitled to deduct and withhold from the amounts payable to any holder of Public Shares such amounts as TXI, TXI Acquisition, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under applicable tax law. To the extent that amounts are so deducted and withheld by TXI, TXI Acquisition, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of the Merger Agreement as having been paid to the relevant holder of Public Shares.

     Conditions to the Merger; Amendment, Waiver and Termination. Pursuant to the Merger Agreement, the obligations of each of TXI, TXI Acquisition and the Company to effect the Merger are subject to the following conditions: (i) the proposal to approve and adopt the Merger Agreement at the Special Meeting shall have received the affirmative vote of the holders of at least a majority of all of the outstanding Common Shares; (ii) the absence of any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered prohibiting the consummation of the Merger; (iii) the receipt of all other required authorizations, consents and approvals by third parties; (iv) the performance of and compliance with, in all material respects, all agreements and obligations contained in the Merger Agreement and required to be performed or complied with at or prior to the Effective Time by the respective parties to the Merger Agreement; (v) the material truth and correctness of all representations and warranties of the parties to the Merger Agreement; and (vi) Robinson-Humphrey shall have reaffirmed in writing its fairness opinion as of the date of mailing this Proxy Statement and again at the Effective Time and shall not have withdrawn its written fairness opinion.


     TXI may waive the satisfaction of any obligation, covenant, agreement or condition under the Merger Agreement on behalf of TXI or TXI Acquisition. The waiver by the Company of any of its rights under the Merger Agreement requires the prior approval of the Special Committee. The Company has made no determination as to whether it would waive any condition, and any such determination would be made on behalf of the Company by the Special Committee based on the facts and circumstances existing at the time such waiver is requested. The Merger Agreement may be amended by written agreement of TXI, TXI Acquisition and the Company with the approval of the Special Committee, at any time prior to the Effective Time.


     The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the stockholders of the Company by: (i) mutual written consent duly authorized by the Boards of Directors of TXI, TXI Acquisition and the Company; (ii) any of TXI, TXI Acquisition or the Company if any court of competent jurisdiction or administrative agency, commission, governmental or regulatory authority, domestic or foreign, shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (iii) any of TXI, TXI Acquisition or the Company if the Effective Time shall not have occurred on or before December 31, 1997; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (iv) TXI or TXI Acquisition, if, consistent with the terms of the Merger Agreement, the Board of Directors of the Company or the Special Committee withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to TXI or TXI Acquisition or shall have resolved to do any of the foregoing or the Board of Directors of the Company or the Special Committee shall have recommended to the stockholders of the Company any competing transaction; or (v) the Company (such determination to be made on behalf of the Company by the Special Committee in its sole discretion), if, consistent with the terms of the Merger Agreement, the Board of Directors of the Company or the Special Committee withdraws its recommendation of the Merger Agreement or the Merger or shall have resolved to do either of the foregoing or the Board of Directors of the Company or the Special Committee shall have recommended to the stockholders of the Company any competing transaction.


     The Merger Agreement provides that in the event of its termination, no party thereto will have any liability or further obligation to any other party to the Merger Agreement; provided that any termination shall be without prejudice to the rights of any party to the Merger Agreement arising out of any wilful breach by any other party of any covenant or agreement contained in the Merger Agreement. In the event the Merger Agreement is terminated, each party is responsible for all costs and expenses incurred by such party.


     If the Merger is not consummated due to the failure to satisfy a condition to consummation of the Merger or to the termination of the Merger Agreement, the Board of Directors of the Company currently intends to continue to conduct the Company's operations in the normal course, consistent with past practice.


     Representations and Warranties. The Merger Agreement contains various representations and warranties of the Company to TXI and TXI Acquisition, including the following matters: (i) the due organization and valid existence of the Company and its subsidiaries and affiliates; (ii) the capitalization of the Company and its subsidiaries and affiliates; (iii) the due authorization, execution and delivery of the Merger Agreement and its binding effect on the Company; (iv) regulatory filings and approvals; (v) the absence of conflicts between the Merger Agreement and the transactions contemplated thereby with the Company's certificate of incorporation or bylaws, any contract to which it or its subsidiaries or affiliates are parties or any law, rule, regulation, order, writ, injunction or decree binding upon the Company or its subsidiaries or affiliates; (vi) the accuracy of the information provided by the Company for inclusion in this Proxy Statement; and (vii) the absence of any brokers or finders (other than Robinson-Humphrey).


     The Merger Agreement also contains representations and warranties of TXI and TXI Acquisition to the Company, including the following matters: (i) the due organization and valid existence of each of TXI and TXI Acquisition; (ii) the due authorization, execution and delivery of the Merger Agreement by TXI and TXI Acquisition and its binding effect on such parties; (iii) regulatory filings and approvals, (iv) the absence of conflicts of the Merger Agreement and the transactions contemplated thereby with the charter or bylaws (or equivalent documents) of each of TXI and TXI Acquisition, or with any contract binding upon TXI or TXI Acquisition, or with any law, rule, regulation, order, writ, injunction or decree binding upon any of such parties; (v) the accuracy of the information provided by TXI and TXI Acquisition for inclusion in this Proxy Statement; and (vi) the absence of brokers and finders (other than SBC Warburg Dillon Read).

     Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, from the date thereof to the Effective Time, (i) the businesses of the Company and its subsidiaries will be conducted in the ordinary course of business and in a manner consistent with past practice; and (ii) neither the Company nor any of its subsidiaries or affiliates, will (w) subject to certain exceptions, declare or pay any dividend or other distribution in respect of its capital stock, (x) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any securities, (y) repurchase or otherwise acquire any shares of its capital stock or (z) issue, deliver or sell or authorize or propose the issuance, delivery or sale of any shares of its capital stock, convertible securities, rights, warrants or options, other than Common Shares issuable upon the exercise of options outstanding as of July 30, 1997 under the Stock Option Plan.

     Certain Agreements. The Merger Agreement provides that the Company will as soon as practicable: (i) acting through its Board of Directors and subject to the fiduciary duties thereof and applicable law, call and convene the Special Meeting; (ii) prepare and file with the SEC a preliminary proxy statement and mail the definitive proxy statement to its stockholders; and (iii) subject to the fiduciary duties under applicable law of the Company's directors, use its reasonable best efforts to obtain the necessary approvals by its Public Stockholders of the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides that the proxy statement will include, subject to their fiduciary duties, the respective recommendations of the Board of Directors and the Special Committee to the Public Stockholders for approval of the Merger Agreement and the transactions contemplated thereby.

     Pursuant to the Merger Agreement, the Company, TXI and TXI Acquisition will together prepare and file a Schedule 13E-3 Transaction Statement under the Exchange Act. The Company, TXI and TXI Acquisition will each furnish all information concerning it, its affiliates and certain other persons required to be included in the Proxy Statement and the Schedule 13E-3 and respond promptly to any comments made by the SEC with respect thereto.

     Reasonable Best Efforts. Pursuant to the Merger Agreement, each of the parties will use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate the Merger, including obtaining any required consents of third parties and governmental authorities.


     Indemnification. TXI agreed in the Merger Agreement, that the Company, in its capacity as the Surviving Corporation, shall provide with respect to the Indemnified Parties the indemnification rights (including any rights to advancement of expenses) which such Indemnified Parties had, from the Company, or such subsidiary or affiliate, immediately prior to the Effective Time of the Merger, whether under the DGCL or the Company's certificate of incorporation, the Company's bylaws or the bylaws of such subsidiary or affiliate or otherwise. Such indemnification rights include indemnification of any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), including proceedings involving alleged violations of the federal securities laws, provided the Indemnified Party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided such Indemnified Party had no reasonable cause to believe his or her conduct was unlawful.


ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated among the Company's assets and liabilities based on the fair market value of the assets acquired and liabilities assumed.


PAYMENT FOR PUBLIC SHARES; SOURCES OF FUNDS



     The total amount of funds required by TXI to consummate the Merger and to pay related fees and expenses (including the cost of acquiring options under the Company's Stock Option Plan as they become exercisable) is estimated to be approximately $76.3 million. Such funds are expected to be furnished from a portion of the proceeds of a contemplated private placement of term notes which are expected to aggregate approximately $200 million in principal amount, bear interest at 7.23% per annum and have an average maturity of 12 years. It is anticipated that the notes will be purchased by a group of 15 insurance companies, of which Teachers Insurance and Annuity Association and USAA Investment Management are expected to purchase the largest amounts. The financing is subject to a number of conditions, including the negotiation and execution of definitive documents and the completion of a due diligence review satisfactory to the purchasers of the notes. Consummation of the transactions contemplated by the Merger Agreement is not subject to TXI obtaining financing of the Merger Consideration. See "Special Factors -- Fees and Expenses."

APPRAISAL RIGHTS



     Stockholders who do not vote in favor of approval and adoption of the Merger Agreement may have the right to seek payment in cash of the fair value of their Common Shares by complying with the requirements of Section 262 of the DGCL. Failure of a stockholder to adhere strictly to the requirements of Section 262 will result in the loss of such stockholder's appraisal rights.



     If the Merger is consummated, a holder of record of Common Shares on the date of making a demand for appraisal, as described below, who (i) continues to hold such shares through the Effective Time; (ii) strictly complies with the procedures set forth under Section 262; and (iii) has not voted in favor of the approval and adoption of the Merger Agreement, will be entitled to have such shares appraised by the Delaware Court of Chancery under Section 262 and to receive payment for the "fair value" of such shares in lieu of the consideration provided for in the Merger Agreement. This Proxy Statement is being sent to all holders of record of Common Shares on the Record Date and constitutes notice of the appraisal rights available to such holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262. The following is a summary of certain of the material provisions of Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Proxy Statement as Annex B.



     A holder of Common Shares must not vote in favor of approval and adoption of the Merger Agreement in order to be entitled to have such shares appraised by the Delaware Court of Chancery under Section 262. A vote in favor of approval and adoption of the Merger Agreement will constitute a waiver such stockholder's appraisal rights. If no instructions are indicated on a properly executed proxy, such proxy will be voted for approval and adoption of the Merger Agreement. See "Introduction -- Proxies." A holder of Common Shares electing to exercise appraisal rights under Section 262 must deliver a written demand for appraisal for such stockholder's shares to the Company prior to the vote on the Merger Agreement. Such a written demand must reasonably inform of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of his shares. All such demands should be delivered to the Company at 300 Ward Road, Midlothian, Texas 76065-9651. A proxy or vote against the approval and adoption of the Merger Agreement will not constitute such a demand.


     Only a holder of Common Shares on the date of making such written demand for appraisal who continuously holds such shares through the Effective Time is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates representing Common Shares. If Common Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if Common Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; such agent, however, must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

     A record holder such as a broker who holds Common Shares as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the Common Shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of Common Shares covered by it. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all Common Shares held in the name of such record owner.

     Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

     Within 10 days after the Effective Time, the Company is required to send notice of the effectiveness of the Merger to each stockholder who prior to the Effective Time complied with the requirements of Section 262.


     Within 120 days after the Effective Time, the Company or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Common Shares held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of such petition on the Company. If no petition is filed by either the Company or any dissenting stockholders within such 120-day period, the rights of all dissenting stockholders to appraisal shall cease. Stockholders seeking to exercise appraisal rights should not assume that the Company will file a petition with respect to the appraisal of the fair value of their shares or that the Company will initiate any negotiations with respect to the fair value of such shares. A timely, valid petition filed by a stockholder who has properly demanded appraisal is sufficient to continue appraisal rights for non-petitioning stockholders who have properly demanded appraisal. The Company is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If no petition is filed on a timely basis all dissenting stockholders' rights to an appraisal cease.


     Within 120 days after the Effective Time, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Common Shares not voted in favor of the Merger Agreement with respect to which demands for appraisal have been received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company or within 10 days after expiration of the time for delivery of demands for appraisal under subsection (d) of Section 262, whichever is later.


     If a petition for an appraisal is filed in a timely manner, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the Common Shares owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger Agreement, together with a fair rate of interest, to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that were known or that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy and a stockholder may, under appropriate circumstances, be able to pursue an action challenging the Merger on the grounds of an asserted breach of fiduciary duty.


     Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more, the same or less than the value of the Merger Consideration without the exercise of appraisal rights, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value as determined under Section 262. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) be charged pro rata against the value of all Common Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses, including fees of attorneys and expert witnesses.

     Any stockholder who has qualified for appraisal in compliance with Section 262 will not receive the Merger Consideration but instead will receive the fair value of his shares plus interest when and as determined by the Court of Chancery or if such determination is appealed to the Delaware Supreme Court by any party, after such appeal. After the Effective Time, any such stockholder will not be entitled to receive payment of dividends or other distributions on the Common Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time. The Company has no intention of declaring or paying any dividends on the Common Shares prior to the consummation of the Merger.



     A stockholder may withdraw a demand for appraisal and accept the Merger Consideration at any time within 60 days after the Effective Time, or thereafter may withdraw such demand with the written approval of the Company. In the event an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the terms the Court of Chancery deems just. If after the Effective Time a holder of Common Shares who had demanded appraisal for such shares fails to perfect or loses his right to appraisal, such shares will be treated under the Merger Agreement as if they had been converted as of the Effective Time into the Merger Consideration.


     The foregoing does not purport to be a complete statement of the provisions of Section 262 and is qualified in its entirety by reference to such Section, which is reproduced in full as Annex B to this Proxy Statement.


     THE PROVISIONS OF SECTION 262 ARE COMPLEX AND TECHNICAL. STOCKHOLDERS DESIRING TO EXERCISE APPRAISAL RIGHTS MAY WISH TO CONSULT THEIR OWN LEGAL COUNSEL, SINCE THE FAILURE TO COMPLY STRICTLY WITH THESE PROVISIONS WILL RESULT IN THE LOSS OF THEIR APPRAISAL RIGHTS.


                          MARKET PRICES AND DIVIDENDS

     The Common Shares are traded on the NYSE under the symbol "CSM." The Company paid quarterly cash dividends totaling $5,935,000 in its fiscal year ended May 31, 1993, $5,936,000 in fiscal 1994, $5,936,000 in fiscal 1995,
$5,859,000 in fiscal 1996 and $5,675,000 in fiscal 1997.


     The following table sets forth, for the quarterly periods indicated, the high and low sales prices per Common Share, as quoted on the NYSE, and dividends declared on the Common Shares.



                    QUARTERLY PERIODS                      HIGH      LOW       DIVIDENDS
                    -----------------                      ----      ----      ---------
FISCAL 1996 (ENDED MAY 31, 1996)
First Quarter............................................ $11  3/4   $ 9 1/8     $.05
Second Quarter........................................... $11  7/8   $ 9 1/8     $.05
Third Quarter............................................ $16  3/4   $10 1/2     $.05
Fourth Quarter........................................... $15  7/8   $13         $.05
FISCAL 1997 (ENDED MAY 31, 1997)
First Quarter............................................ $14  1/2   $10 1/2     $.05
Second Quarter........................................... $14  1/2   $12 1/2     $.05
Third Quarter............................................ $13        $11 1/8     $.05
Fourth Quarter........................................... $15  1/4   $11 3/8     $.05
FISCAL 1998
First Quarter............................................ $15  3/8   $14 7/8     $.05
Second Quarter (through October   , 1997)................ $15 7/16   $15 1/8       --



     On May 21, 1997, the last full trading day prior to the public announcement of the original proposal by TXI to acquire the Public Shares for $14.25 per share, the closing price per Common Share on the NYSE was $12.875. On July 24, 1997, the last full trading day prior to the public announcement of TXI's revised $15.50 per share merger proposal, the closing price per Common Shares on the NYSE was $14.9375 per share. On

July 29, 1997, the last full trading day prior to the public announcement that the parties had entered into the Merger Agreement providing for the Merger Consideration of $15.50 per Public Share, the closing price per Common Share on
the NYSE was $15.25. On September   , 1997, the closing price per Common Share
on the NYSE was $          .

     HOLDERS OF COMMON SHARES ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON SHARES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER AGREEMENT.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The following table sets forth selected consolidated historical financial data of the Company. The selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company, related notes and other financial information incorporated by reference into this Proxy Statement.

     The following summary is qualified in its entirety by reference to such financial statements, related notes and other financial information.

                                                           YEAR ENDED MAY 31,
                                          ----------------------------------------------------
                                            1993       1994       1995       1996       1997
                                          --------   --------   --------   --------   --------
                                                    (IN THOUSANDS EXCEPT PER SHARE)
RESULTS OF OPERATIONS
  Net sales.............................  $420,210   $462,275   $531,811   $607,656   $616,676
  Gross profit (exclusive of
     depreciation and amortization).....    58,624     81,777     94,761    130,050    132,309
  Employee bonus programs...............        --      1,896      2,933      6,116      8,856
  Interest expense......................    14,650     13,439     12,082     10,007      8,099
  Net income (loss).....................    (2,051)    11,919     19,607     41,977     40,182
PER SHARE INFORMATION
  Net income (loss).....................  $   (.06)  $    .41   $    .67   $   1.43   $   1.41
  Dividends.............................       .20        .20        .20        .20        .20
FOR THE YEAR
  Net cash provided by operating
     activities.........................  $ 25,087   $ 10,603   $ 72,723   $ 52,618   $ 47,536
  Capital expenditures..................     7,424      7,805     16,234     20,630     33,776
YEAR END POSITION
  Total assets..........................  $480,811   $488,307   $469,827   $475,337   $494,210
  Net working capital...................    80,901     95,225    113,745    136,723    155,252
  Long-term debt........................   113,997     96,219     81,065     66,697     52,554
  Stockholders' equity..................   259,598    265,623    269,868    294,965    326,260

                           OWNERSHIP OF COMMON SHARES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of the date of this Proxy Statement concerning the beneficial ownership of Common Shares by each person known by the Company to own more than 5% of its Common Shares.

                 NAME AND ADDRESS                    AMOUNT AND NATURE OF
                OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP   PERCENT OF CLASS
                -------------------                  --------------------   -----------------
Texas Industries, Inc.
1341 W. Mockingbird Lane, Suite 700
Dallas, Texas 75247                                       24,000,000              84.4%

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information as of June 30, 1997, with respect to the number of Public Shares of the Company beneficially owned by each director, the Chief Executive Officer and the four most highly compensated executive officers of the Company and all directors and executive officers as a group. Except as otherwise noted, each individual has sole power to vote and sole power to dispose of all of his Public Shares.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL
             NAME OF BENEFICIAL OWNER                  OWNERSHIP(1)      PERCENT OF CLASS(2)
             ------------------------                -----------------   -------------------
Robert Alpert(4)...................................         5,000             *
John M. Belk(4)....................................        12,000             *
Gordon E. Forward(3)(4)............................       149,100             *
David A. Fournie(3)................................        50,100             *
Gerald R. Heffernan(4).............................         4,000             *
H. Duff Hunt(4)....................................        32,877             *
Eugenio Clariond Reyes(4)..........................         4,000             *
Robert D. Rogers(4)(5).............................       146,800             *
Libor F. Rostik(3).................................        39,900             *
Peter H. Wright(3).................................        47,600             *
Directors and Executive Officers as a group (15
  persons).........................................       671,515                2.3%

---------------

* Represents less than one percent (1%) of the total number of shares outstanding.

(1) Includes, with respect to such person Common Shares subject to options exercisable within 60 days of June 30, 1997, as follows: Robert Alpert, 4,000 shares; John M. Belk, 4,000 shares; Gordon E. Forward, 134,000 shares; David A. Fournie, 50,100 shares; Gerald R. Heffernan, 4,000 shares; H. Duff Hunt, 32,800 shares; Eugenio Clariond Reyes, 4,000 shares; Robert D. Rogers, 106,000 shares; Libor F. Rostik, 39,900 shares; Peter H. Wright, 47,600 shares; and all directors and executive officers as a group, 602,000 shares.

(2) Based on the sum of (i) 28,443,963 Common Shares, which on June 30, 1997, was the approximate number of shares outstanding, and (ii) the number of shares subject to options exercisable by such person within 60 days of such date.

(3) Indicates that such person is an executive officer of the Company.

(4) Indicates that such person is a director of the Company.


(5) Excludes 4,000 Public Shares owned by Mr. Rogers' wife as separate property as to which he disclaims beneficial ownership.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF TXI AND TXI
ACQUISITION

     The following table sets forth certain information as of June 30, 1997, with respect to the number of Public Shares of the Company beneficially owned by each director, the Chief Executive Officer and the four most highly compensated executive officers of each of TXI and TXI Acquisition, respectively, and all such directors and executive officers of each of TXI and TXI Acquisition as a group, respectively. Except as otherwise noted, each individual has sole power to vote and sole power to dispose of all of his or her Public Shares.

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL
             NAME OF BENEFICIAL OWNER                  OWNERSHIP(1)      PERCENT OF CLASS(2)
             ------------------------                -----------------   -------------------
Robert Alpert(3)...................................         5,000             *
Melvin G. Brekhus(4)...............................          None             *
Gordon E. Forward(3)(4)............................       149,100             *
Richard M. Fowler(4)(5)(6).........................        58,700             *
Richard I. Galland(3)..............................          None             *
Gerald R. Heffernan(3).............................         4,000             *
James M. Hoak, Jr.(3)..............................          None             *
Robert C. Moore(4)(5)(6)...........................        26,800             *
Ralph B. Rogers(3).................................         5,000             *
Robert D. Rogers(3)(4)(5)(6)(7)....................       146,800             *
Tommy A. Valenta(4)................................          None             *
Ian Wachtmeister(3)................................          None             *
Elizabeth C. Williams(3)...........................          None             *
Directors and Executive Officers of TXI as a group
  (18 persons).....................................       401,650                1.4%
Directors and Executive Officers of TXI Acquisition
  as a group (3 persons)...........................       323,300             *

---------------

* Represents less than one percent (1%) of the total number of shares outstanding.

(1) Includes, with respect to such person Common Shares subject to options exercisable within 60 days of June 30, 1997, as follows: Robert Alpert, 4,000 shares; Gordon E. Forward, 134,000 shares; Richard M. Fowler, 57,600 shares; Gerald R. Heffernan, 4,000 shares; Robert C. Moore, 26,200 shares; Robert D. Rogers, 106,000 shares; all directors and executive officers of TXI as a group, 338,000 shares; and all directors and executive officers of TXI Acquisition as a group, 189,800.

(2) Based on the sum of (i) 28,443,963 Common shares which on June 30, 1997, was the approximate number of shares outstanding, and (ii) the number of shares subject to options exercisable by such person within 60 days of such date.

(3) Indicates that such person is a director of TXI.

(4) Indicates that such person is an executive officer of TXI.

(5) Indicates that such person is a director of TXI Acquisition.

(6) Indicates that such person is an executive officer of TXI Acquisition.


(7) Excludes 4,000 Public Shares owned by Mr. Rogers' wife as separate property as to which he disclaims beneficial ownership.

               MANAGEMENT OF TXI, TXI ACQUISITION AND THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS OF TXI

     Set forth below is the name and business address of each person who is a director, the Chief Executive Officer and the four most highly compensated executive officers of TXI, the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted and the material occupations, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Unless otherwise indicated, the address of each such person is that of TXI at 1341 West Mockingbird Lane, Suite 700, Dallas, Texas 75247.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                              AND FIVE-YEAR EMPLOYMENT HISTORY*
             ----                          ------------------------------------------
Ralph B. Rogers................  Chairman of the Board of Directors
Robert D. Rogers...............  President and Chief Executive Officer
Ian Wachtmeister...............  President and Chief Executive Officer of The Empire, AB,
                                   Stockholm, Sweden
Gerald R. Heffernan............  President, G.R. Heffernan & Associates, Ltd., Toronto,
                                   Ontario, Canada
Robert Alpert..................  Chairman of the Board of Alpert Companies (investments)
                                   Dallas, Texas
Richard I. Galland.............  Attorney at Law since January 1991
Elizabeth C. Williams..........  Vice President for Business & Finance/Treasurer, Southern
                                   Methodist University, Dallas, Texas
Gordon E. Forward..............  President and Chief Executive Officer of the Company
James M. Hoak, Jr..............  Chairman of Heritage Media Corporation
Richard M. Fowler..............  Vice President -- Finance
Melvin G. Brekhus**............  Vice President -- Cement
Tommy A. Valenta**.............  Vice President -- Concrete
Robert C. Moore................  Vice President, General Counsel and Secretary

---------------


 *  Based upon information provided to the Company as of June 30, 1997.


** Each of these executive officers has also served in other executive or managerial positions for TXI during the last five years.

DIRECTORS AND EXECUTIVE OFFICERS OF TXI ACQUISITION

     Set forth below is the name of each person who is a director or executive officer of TXI Acquisition. The present principal occupation or employment of each such person, their five year employment history and their business address is the same as set forth above under "-- Directors and Executive Officers of TXI."

                NAME                                       POSITION
                ----                                       --------
Robert D. Rogers....................  President and Director
Richard M. Fowler...................  Vice President -- Finance and Treasurer and
                                      Director
Robert C. Moore.....................  Secretary and Director

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is the name and business address of each person who is a director or executive officer of the Company and, unless disclosed elsewhere herein, the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted and the material occupations, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Unless otherwise indicated, the business address of each such person is that of the Company at 300 Ward Road, Midlothian, Texas 76065-9651.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
             NAME                              AND FIVE-YEAR EMPLOYMENT HISTORY*
             ----                          ------------------------------------------
Robert D. Rogers...............  Chairman of the Board
Gordon E. Forward..............  President and Chief Executive Officer
Robert Alpert..................  Chairman of the Board of Alpert Companies (investments),
                                   Dallas, Texas
John M. Belk...................  Chairman of the Board of Belk Stores Services, Inc.
Gerald R. Heffernan............  President of G.R. Heffernan & Associates, Ltd., Toronto,
                                   Ontario, Canada
Eugenio Clariond Reyes.........  Director General and Chief Executive Officer of Grupo IMSA,
                                   S.A.; President, Mexico -- U.S. Chamber of Commerce;
                                   Director, Instituto Tecnologico y de Estudias Superiores de
                                   Monterrey, A.C.
Kenneth R. Allen...............  Director of Investor Relations
Dennis E. Beach................  Vice President Administration
Larry L. Clark**...............  Vice President -- Controller and Assistant Treasurer
Richard M. Fowler..............  Vice President -- Finance and Treasurer
David A. Fournie**.............  Vice President -- Structural Products Business Unit
H. Duff Hunt**.................  Vice President -- Recycled Products Business Unit
Richard T. Jaffre..............  Vice President -- Raw Materials/Transportation
Robert C. Moore................  Vice President, General Counsel and Secretary
Libor F. Rostik................  Vice President -- Engineering
Peter H. Wright**..............  Vice President -- Bar Products Business Unit

---------------


 * Based upon information provided by the directors of the Company as of June 30, 1997.


** Each of these executive officers has also served in other executive or managerial positions for the Company during the last five years.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K, incorporated by reference in this Proxy Statement, have been audited by Ernst & Young LLP, independent public accountants, as stated in their reports with respect thereto. It is expected that representatives of Ernst & Young LLP will be present at the Special Meeting, both to respond to appropriate questions of stockholders of the Company and to make a statement if they desire.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC by the Company (File No. 1-9944) are incorporated by reference in this Proxy Statement:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1997;


     2. The Company's Annual Report on Form 10-K/A for the fiscal year ended May 31, 1997;



     3. The Company's Quarterly Report on Form 10-Q for the period ended August 31, 1997, except that the information set forth under "Part II -- Other Information" shall not be deemed filed as part of this Proxy Statement; and



     4. The Company's Quarterly Report on Form 10-Q/A for the period ended August 31, 1997, except that the information set forth under "Part II -- Other Information" shall not be deemed filed as part of this Proxy Statement;



     5. The Company's Current Report on Form 8-K filed on July 29, 1997.

     All documents and reports filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the respective dates of filing of such documents or reports.


     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUESTS TO CHAPARRAL STEEL COMPANY, 300 WARD ROAD, MIDLOTHIAN, TEXAS 76065-9651, ATTENTION: ROBERT C. MOORE, SECRETARY, TELEPHONE: (972) 775-8241. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS MUST BE RECEIVED NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and are available from the Edgar filings obtained through the SEC internet website (http://www.sec.gov.)


     This Proxy Statement includes information required by the SEC to be disclosed pursuant to Rule 13E-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers or their affiliates. In accordance with that rule, the Company, TXI and TXI Acquisition have filed with the SEC, under the Exchange Act, a Schedule 13E-3 with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the
Schedule 13E-3, parts of which are omitted in accordance with the regulations of the SEC. The Schedule 13E-3, and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection and copying at the offices of the SEC as set forth above.

                             STOCKHOLDER PROPOSALS

     As of the date of this Proxy Statement, the Company's management knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before the Special Meeting, the persons named in the enclosed proxy or their substitutes will vote the proxies in accordance with their best judgment.

     In order to be considered for inclusion in the proxy statement for the next annual meeting, if any, of stockholders of the Company, any stockholder proposal intended to be presented at the meeting must be received by the Company on or before May 2, 1998.

                                 MISCELLANEOUS

     Where information contained in this Proxy Statement is particularly within the knowledge of a person other than the Company, the Company has relied upon information furnished by such person or contained in filings made by such person with the SEC.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF JULY 30, 1997
                                     AMONG
                            CHAPARRAL STEEL COMPANY
                                      AND
                             TEXAS INDUSTRIES INC.
                                      AND
                       TEXAS INDUSTRIES ACQUISITION INC.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                            ARTICLE I.
THE MERGER..................................................    5
     1.1.  The Merger.......................................    5
     1.2.  Effective Time; Closing..........................    5
     1.3.  Effect of the Merger.............................    5
     1.4.  Conversion of Shares.............................    5
     1.5  Stock Options.....................................    6
     1.6.  Surrender of Shares; Stock Transfer Books........    6

                           ARTICLE II.
THE SURVIVING CORPORATION...................................    7
     2.1.  Certificate of Incorporation.....................    7
     2.2.  Bylaws...........................................    7
     2.3.  Directors and Officers...........................    7

                           ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............    8
     3.1.  Organization and Standing........................    8
     3.2.  Capitalization...................................    8
     3.3.  Authority for Agreement..........................    8
     3.4.  No Conflict......................................    8
     3.5.  Required Filings and Consents....................    9
     3.6.  Disclosure Documents.............................    9
     3.7.  Brokers..........................................    9

                           ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF TXI AND TXI ACQUISITION...    9
     4.1.  Organization and Standing........................    9
     4.2.  Authority for Agreement..........................    9
     4.3.  No Conflict......................................   10
     4.4.  Required Filings and Consents....................   10
     4.5.  Information for Company Disclosure Documents.....   10
     4.6.  Brokers..........................................   10

                            ARTICLE V.
COVENANTS...................................................   10
     5.1.  Conduct of the Business Pending the Merger.......   10
     5.2.  Access to Information; Confidentiality...........   11
     5.3.  Further Action; Reasonable Best Efforts..........   11
     5.4.  Stockholders' Meeting............................   11
     5.5.  Competing Transaction............................   12
     5.6.  Proxy Statement and Schedule 13E-3...............   12
     5.7.  Indemnification..................................   12
     5.8.  Public Announcements.............................   12
     5.9.  Notices of Certain Events........................   13

                                                              PAGE
                                                              ----
                           ARTICLE VI.
CONDITIONS..................................................   13
     6.1.  Conditions to the Obligation of Each Party.......   13
     6.2.  Additional Conditions to the Obligations of TXI
      and TXI Acquisition...................................   13
     6.3.  Additional Conditions to the Obligations of the
      Company...............................................   14

                           ARTICLE VII.
TERMINATION, AMENDMENT AND WAIVER...........................   14
     7.1.  Termination......................................   14
     7.2.  Effect of Termination............................   15
     7.3.  Amendments.......................................   15
     7.4.  Waiver...........................................   15

                          ARTICLE VIII.
GENERAL PROVISIONS..........................................   15
     8.1.  No Third Party Beneficiaries.....................   15
     8.2.  Entire Agreement.................................   15
     8.3.  Succession and Assignment........................   15
     8.4.  Counterparts.....................................   15
     8.5.  Headings.........................................   15
     8.6.  Governing Law....................................   15
     8.7.  Severability.....................................   15
     8.8.  Specific Performance.............................   15
     8.9.  Construction.....................................   16
     8.10. Non-Survival of Representations and Warranties...   16
     8.11. Certain Definitions..............................   16
     8.12. Fees and Expenses................................   16
     8.13. Notices..........................................   16

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of July 30, 1997, among Chaparral Steel Company, a Delaware corporation (the "Company"), Texas Industries, Inc., a Delaware corporation ("TXI"), and Texas Industries Acquisition Inc., a Delaware corporation and wholly owned subsidiary of TXI ("TXI Acquisition").

                                  WITNESSETH:

     WHEREAS, as of the date hereof, TXI owns an aggregate of 24,000,000 shares (the "TXI Shares") of the Common Stock, par value $.10 per share, of the Company (the "Shares"), representing approximately 84.4% of the total number of Shares issued and outstanding as of the date hereof;

     WHEREAS, TXI has proposed to the Board of Directors of the Company that TXI acquire the 4,453,963 Shares not owned by TXI (the "Public Shares") through a merger (the "Merger") of TXI Acquisition with and into the Company pursuant to the terms of this Agreement; and

     WHEREAS, the Boards of Directors of each of TXI and TXI Acquisition believe that it is in the best interest of each of TXI and TXI Acquisition and their respective stockholders, and the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders, to enter into this Agreement and to consummate the Merger of TXI Acquisition with and into the Company in accordance with the terms of this Agreement; and

     WHEREAS, a Special Committee (the "Special Committee") of directors of the Board of Directors of the Company has unanimously recommended that the Board of Directors of the Company approve and authorize this Agreement and the Merger, which recommendation was based in part on the opinion of The Robinson-Humphrey Company, Inc., independent financial advisors to the Special Committee, that the consideration to be received by the holders of Public Shares in the Merger is fair to such holders from a financial point of view; and

     WHEREAS, the Boards of Directors of the Company, TXI and TXI Acquisition have approved this Agreement and the Merger upon the terms set forth in this Agreement;

     NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), at the Effective Time (as defined below) TXI Acquisition shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of TXI Acquisition shall cease and the Company shall continue as the surviving corporation of the Merger. In its capacity as the surviving corporation of the Merger, the Company is sometimes referred to herein as the "Surviving Corporation."

     1.2. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, a closing shall be held at the offices of the Company at 1341 W. Mockingbird Lane, Dallas, Texas 75247, or such other place as the parties shall agree.

     1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.

     1.4. Conversion of Shares. At the Effective Time:

          (a) each Share held by the Company as treasury stock or owned by TXI, TXI Acquisition or any direct or indirect subsidiary of either of them immediately prior to the Effective Time shall be cancelled and retired and cease to exist and no payment shall be made with respect thereto;

          (b) each Public Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in paragraph (a) or paragraph (e) of this Section 1.4, be converted into the right to receive $15.50 in cash, without interest (such cash amount being referred to herein as the "Merger Consideration") payable to the holder thereof upon the surrender of the certificate formerly representing such outstanding Public Shares;

          (c) at the Effective Time, the holders of certificates representing Public Shares shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to Delaware law;

          (d) each share of common stock of TXI Acquisition outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (e) anything in this Agreement to the contrary notwithstanding, any issued and outstanding Public Shares held by a person who objects to the Merger (a "Dissenting Stockholder") and complies with all the provisions of Delaware Law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 1.4(b) but shall become, by virtue of the Merger, the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to Delaware Law, such Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give TXI and TXI Acquisition (i) prompt notice of any demands for appraisal of Public Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of TXI, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     1.5. Stock Options. (a) At the Effective Time, each holder of an option to purchase Shares issued pursuant to the Company's 1989 Stock Option Plan, as amended ("Stock Option Plan", and each option issued thereunder, an "Option") shall become entitled to receive (subject to any required tax withholding) from the Surviving Corporation, for each Option held by such holder as of the Effective Time, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Option (determined on a Share by Share basis) and (ii) the number of Shares subject to such Option that are currently exercisable in accordance with the provisions of the Stock Option Plan immediately prior to the Effective Time (such amount with respect to any Option, the "Option Consideration"), and thereafter with respect to the portion of the Option that is not currently exercisable at the Effective Time, such non-exercisable portion of the Option will be carried forward and assumed by the Surviving Corporation pursuant to the terms of the Stock Option Plan pursuant to which such Option was issued (each, an "Assumed Option"). After the Effective Time, each Assumed Option shall no longer confer the right to purchase Shares, but shall, upon becoming exercisable, (i) confer the right to receive from the Surviving Corporation, for each Share subject to such Assumed Option immediately prior to the Effective Time, and upon payment of the applicable exercise price per share in effect with respect to such Assumed Option, the Merger Consideration, in cash, and (ii) shall otherwise remain subject to all of the terms and conditions (including with respect to the exercisability thereof) applicable to such Assumed Option pursuant to the option agreement related to such Assumed Option and to the Stock Option Plan pursuant to which such Assumed Option was issued.

     (b) Promptly after the date hereof, the Company shall cause to be mailed to each holder of Options any notification with respect to the effect of the Merger on such Options as may be required by the Stock Option Plan. No interest shall accrue or be paid to the beneficial owner or holder of any Option with respect to the Option Consideration payable upon the cancellation of any Option.

     (c) No further Options shall be granted pursuant to the Stock Option Plan after the Effective Time.

     1.6. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, TXI shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of Public Shares in connection with the Merger to receive the funds to which holders of Public Shares shall become entitled pursuant to Section 1.4(b). TXI Acquisition will make available to the Paying Agent, as needed, the Merger Consideration to be paid in respect of the Public Shares (the "Fund"). The Fund shall be invested by the Paying Agent as directed by TXI. The Paying Agent shall make the payments provided in Sections 1.4(b).

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Public Shares entitled to receive the Merger Consideration pursuant to
Section 1.4(b) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Public Shares (the "Share Certificates") shall pass, only upon proper delivery of the Share Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Share Certificates for payment therefor. Upon surrender to the Paying Agent of a Share Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Share Certificate, and such Share Certificate shall then be cancelled. Until so surrendered, each such Share Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of Public Shares or any holder of any Share Certificate with respect to the Merger Consideration payable upon the surrender of any Share Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Share Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Share Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Share Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

     (c) At any time following the one year period after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of Public Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Share Certificates held by such holder. The foregoing notwithstanding, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Public Share for any Merger Consideration delivered in respect of such Public Share to a public official pursuant to any abandoned property, escheat or other similar law.

     (d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Public Shares on the records of the Company. From and after the Effective Time, the holders of Public Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Public Shares except as otherwise provided herein or by applicable law.

     (e) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of Options a check payable to such holder in an amount equal to the Option Consideration payable with respect to all Options held by such holder.

     (f) TXI Acquisition, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Public Shares and/or Options such amounts that TXI Acquisition, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by TXI Acquisition, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Public Shares and/or Options in respect of which such deduction and withholding was made by TXI Acquisition, the Surviving Corporation or the Paying Agent.

                                  ARTICLE II.

                           THE SURVIVING CORPORATION

     2.1. Certificate of Incorporation. At the Effective Time and subject to the terms of Section 5.7, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law, such certificate of incorporation and the bylaws of the Surviving Corporation.

     2.2. Bylaws. Subject to the terms of Section 5.7, the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Delaware Law, and the certificate of incorporation and such bylaws of the Surviving Corporation.

     2.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to TXI and TXI Acquisition as follows:

     3.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and to enter into and perform this Agreement and to carry out the Merger. The Company is duly qualified to do business as a foreign corporation and is in good standing in every other jurisdiction in which the failure to so qualify would have a Material Adverse Effect (as defined below) on the Company. The Company has furnished to TXI and TXI Acquisition true and complete copies of its certificate of incorporation (the "Company Certificate of Incorporation") and bylaws (the "Company Bylaws"), each as amended to date and presently in effect. "Material Adverse Effect" shall mean, with respect to any party hereto, any change, event or effect that, when taken together with all other adverse changes, events or effects, is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition, assets, or liabilities (including, without limitation, contingent liabilities) of such party and its subsidiaries and affiliates, taken as a whole.

     3.2. Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.10 per Share, and 500,000 shares of Preferred Stock, par value of $.01 per share. As of July 14, 1997, (i) 28,453,963 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) 1,546,337 shares of Common Stock are held in the treasury of the Company; (iii) 84,000 shares of Common Stock are authorized and reserved for future issuance pursuant to Options issued under the Stock Option Plan; and (iv) no Preferred Shares are issued and outstanding. The Company has previously furnished to TXI and TXI Acquisition a detailed schedule of outstanding Options, including the exercise prices and existing provisions therefore. Except as provided in this Section 3.2, (A) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (B) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company; and (C) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

     3.3. Authority for Agreement. The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action (including without limitation the unanimous recommendation of the Special Committee), other than the approval of stockholders of the Company to the extent required by applicable law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by TXI and TXI Acquisition, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote at a duly called and held meeting of stockholders is the only vote of the Company's stockholders necessary to approve this Agreement.

     3.4. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger will not, (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of any of its subsidiaries or affiliates; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or affiliates or by which any property or asset of the Company or any of its subsidiaries or affiliates is bound or affected; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries or affiliates pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries or affiliates is a party or by which the Company or any of its subsidiaries or affiliates or any property or asset of any of them is bound or affected, except in the case of clauses (i), (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries and affiliates taken as a whole, or prevent or materially delay the performance by the, Company of any of its obligations under this Agreement.

     3.5. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries and affiliates taken as a whole, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger.

     3.6. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Proxy Statement (as defined below) to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Stockholders' Meeting, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact made therein, in the light of the circumstances under which they were made, not misleading. The foregoing notwithstanding, the Company makes no representation or warranty with respect to any information supplied by TXI, TXI Acquisition or any of their representatives which is contained in any of the Company Disclosure Documents.

     3.7. Brokers. No broker, finder or investment banker (other than The Robinson-Humphrey Company, Inc. ) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to TXI and TXI Acquisition a complete and correct copy of all agreements between the Company and The Robinson-Humphrey Company, Inc. pursuant to which such firm would be entitled to any payment relating to this Agreement or the Merger.

                                  ARTICLE IV.

           REPRESENTATIONS AND WARRANTIES OF TXI AND TXI ACQUISITION

     TXI and TXI Acquisition represent and warrant to the Company as follows:

     4.1. Organization and Standing. Each of TXI and TXI Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and to enter into and perform this Agreement and to carry out the Merger.

     4.2. Authority for Agreement. The execution, delivery and performance by each of TXI and TXI Acquisition of this Agreement, and the consummation by each of TXI and TXI Acquisition of the Merger, has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by TXI and TXI Acquisition and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of TXI and TXI Acquisition enforceable against TXI or TXI Acquisition in accordance with its terms.

     4.3. No Conflict. The execution and delivery of this Agreement by TXI and TXI Acquisition do not, and the performance of this Agreement by TXI and TXI Acquisition and the consummation of the Merger will not, (i) conflict with or violate the certificate of incorporation or bylaws of TXI or TXI Acquisition or any of their subsidiaries or affiliates; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to TXI or TXI Acquisition or any of their respective subsidiaries or affiliates or by which any property or asset of TXI or TXI Acquisition or their respective subsidiaries or affiliates is bound or affected; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of TXI or TXI Acquisition or their respective subsidiaries or affiliates pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TXI or TXI Acquisition or their respective subsidiaries or affiliates is a party or by which TXI or TXI Acquisition or their respective subsidiaries or affiliates or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or delay the performance by TXI or TXI Acquisition of their respective obligations under this Agreement or the consummation of the Merger.

     4.4. Required Filings and Consents. The execution and delivery of this Agreement by TXI and TXI Acquisition do not, and the performance of this Agreement by TXI and TXI Acquisition will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or Blue Sky Laws and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay the performance by TXI and TXI Acquisition of any of their respective obligations under this Agreement or the consummation of the Merger.

     4.5. Information for Company Disclosure Documents. The information supplied by TXI or TXI Acquisition for inclusion in the Company Disclosure Documents shall not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading (i) in the case of the Proxy Statement at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Stockholders' Meeting and
(ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof. The foregoing notwithstanding, neither TXI nor TXI Acquisition makes any representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents.

     4.6. Brokers. No broker, finder or investment banker (other than Dillon, Read & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with this Agreement and the Merger based upon arrangements made by or on behalf of TXI or TXI Acquisition. TXI and TXI Acquisition have heretofore furnished to the Company a complete and correct copy of all agreements between or among TXI, TXI Acquisition and Dillon, Read & Co., Inc. pursuant to which such firm would be entitled to any payment relating to this Agreement or the Merger.

                                   ARTICLE V.

                                   COVENANTS

     5.1. Conduct of the Business Pending the Merger. (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless TXI and TXI Acquisition shall otherwise agree in writing, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries and affiliates shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice.

     (b) The Company agrees and covenants that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its subsidiaries or affiliates to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends or distributions by a subsidiary or affiliate of the Company to the Company or another subsidiary or affiliate of the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire or permit any subsidiary or affiliate to purchase or otherwise acquire, any shares of its capital stock; or (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities, other than the issuance of shares of Common Stock of the Company upon the exercise of Options outstanding as of the date of this Agreement under the Stock Option Plan.

     5.2. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to, afford the officers, employees and agents of Parent and Purchaser reasonable access at all reasonable times during regular business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and its subsidiaries and affiliates, and shall furnish TXI and TXI Acquisition with financial, operating and other data and information as TXI or TXI Acquisition, through its officers, employees or agents, may reasonably request.

     (b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     (c) Information afforded or furnished to TXI or TXI Acquisition by the Company pursuant to this Section 5.2 shall be kept confidential and shall not be disclosed to third parties except (i) with the consent of the Company; (ii) as may be required by law, regulation or by legal process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process); (iii) as may be necessary in connection with the consummation of the Merger or (iv) in connection with a Competing Transaction pursuant to
Section 5.5.

     5.3. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries and affiliates as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or TXI Acquisition, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or TXI Acquisition, any other actions and things they may deem desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     5.4. Stockholders' Meeting. The Company shall, in accordance with applicable law and the Company Certificate of Incorporation and Company Bylaws,
(i) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable for the purpose of considering and taking action on this Agreement and the Merger (the "Stockholders' Meeting") and
(ii) include in the Proxy Statement (A) the recommendation of the Board of Directors of the Company that the stockholders of the Company approve and adopt this Agreement, unless the Board of Directors or the Special Committee, after consultation with counsel, determines to withdraw such recommendation in light of their respective applicable fiduciary duties, and (B) the opinion of The Robinson-Humphrey Company, Inc. that the consideration to be received by the holders of Public Shares in the Merger is fair to such holders from a financial point of view. The Company shall use its reasonable best efforts to solicit from holders of Public Shares entitled to vote at the Stockholders' Meeting proxies in favor of such approval. At the Stockholders' Meeting, TXI and TXI Acquisition shall cause the shares of Common Stock of the Company owned by TXI or any of its direct or indirect subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger.

     5.5. Competing Transaction. The Company may participate in discussions and negotiate with any person concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or affiliate of the Company or division of the Company (any such transaction being referred to herein as a "Competing Transaction"), if the Special Committee, after consultation with counsel, determines that such action is necessary in light of its fiduciary obligations to the stockholders of the Company.

     5.6. Proxy Statement and Schedule 13E-3. As promptly as practicable following the execution and delivery of this Agreement by all parties hereto, the Company shall prepare and file a proxy statement with the SEC in accordance with the Exchange Act (the "Proxy Statement") and shall prepare and file a
Schedule 13E-3 Transaction Statement required pursuant to Section 13(e) of the Exchange Act (the "Schedule 13E-3"), and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. TXI, TXI Acquisition and the Company shall also take any action required to be taken under Blue Sky Laws or state securities laws in connection with the Merger. TXI, TXI Acquisition and the Company shall cooperate with each other in taking such action and in the preparation of the Proxy Statement and the Schedule 13E3. TXI, TXI Acquisition and their counsel shall be given the opportunity to review the Proxy Statement and the Schedule 13E-3 and any amendments thereto prior to dissemination of the Proxy Statement to holders of shares of Common Stock of the Company. The Company shall provide TXI, TXI Acquisition and their counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the SEC or its staff with respect to the Proxy Statement and the
Schedule 13E-3 promptly after the receipt thereof and shall permit TXI, TXI Acquisition and their counsel to participate in the preparation of any written responses and telephonic notification of any verbal responses of the Company or its counsel. Each of the Company, TXI and TXI Acquisition agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of or requests by the SEC and to cause the Proxy Statement and the Schedule 13E-3 and all required amendments and supplements thereto to be mailed to the holders of shares of Common Stock of the Company entitled to vote at the Stockholders' Meeting at the earliest practicable time.

     5.7. Indemnification. (a) Until such time as the applicable statute of limitations shall have expired, the Surviving Corporation shall provide with respect to each present or former director and officer of the Company and its subsidiaries and affiliates (both present and past) (the "Indemnified Parties"), the indemnification rights (including any rights to advancement of expenses) which such Indemnified Parties had, whether from the Company or such subsidiary or affiliate, immediately prior to the Effective Time, whether under the DGCL or the Company Certificate of Incorporation, the Company Bylaws or the bylaws of such subsidiary or affiliate or otherwise.

     (b) This Section 5.7 shall survive the Closing and is intended to benefit the Company, the Surviving Corporation and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.7 against TXI or the Surviving Corporation to the extent specified herein) and shall be binding on all successors and assigns of TXI and the Surviving Corporation.

     5.8. Public Announcements. TXI and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which TXI or the Company is a party, in which case TXI or the Company, as applicable, shall use its reasonable best efforts to consult with the other party before issuing such release or making any such public statement.

     5.9. Notices of Certain Events. TXI and TXI Acquisition shall promptly notify the Company of:

          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement. "Governmental Authority" shall mean any federation, nation, state, sovereign or government, any federal, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

                                  ARTICLE VI.

                                   CONDITIONS

     6.1. Conditions to the Obligation of Each Party. The respective obligations of TXI, TXI Acquisition and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company to the extent required by Delaware Law, the Company Certificate of Incorporation and the Company Bylaws.

          (b) No Order. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of: (i) making the acquisition of Shares by TXI or TXI Acquisition illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, TXI or any of their respective subsidiaries or affiliates of all or any material portion of the business or assets of the Company, TXI or any of their respective subsidiaries or affiliates as a result of the Merger; or
     (iii) compelling the Company, TXI, TXI Acquisition or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, TXI, TXI Acquisition or any of their respective subsidiaries or affiliates as a result of the Merger; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered.

          (c) Update of Fairness Opinion. At the time of mailing of the Proxy Statement and at the Effective Time, The Robinson-Humphrey Company, Inc. shall have reaffirmed in writing the fairness opinion previously prepared and delivered by it to the Special Committee and The Robinson-Humphrey Company, Inc. shall not have withdrawn such opinion.

     6.2. Additional Conditions to the Obligations of TXI and TXI
Acquisition. The obligations of TXI and TXI Acquisition to effect the Merger are subject to the satisfaction of the following further conditions, any or all of which may be waived by TXI and TXI Acquisition.

          (a) Performance of Covenants, etc. The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect, at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

          (b) Consents and Approvals. TXI and TXI Acquisition shall have received or be satisfied that they will receive all consents and approvals contemplated by Section 4.4 and any other consents of third parties necessary in connection with the consummation of the Merger if the failure to obtain any such consent would have a Material Adverse Effect.

     6.3. Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of the following further conditions, any or all of which may be waived only by the Special Committee:

          (a) Performance of Covenants, etc. TXI and TXI Acquisition shall have performed in all material respects all of its obligations hereunder required to be performed by them at or prior to the Effective Time, and the representations and warranties of TXI and TXI Acquisition contained in this Agreement shall be true and correct in all respects, except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect, at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

          (b) Consents and Approvals. The Company shall have received or be satisfied that they will receive all consents and approvals contemplated by
     Section 3.5 and any other consents of third parties necessary in connection with the consummation of the Merger if the failure to obtain any such consent would have a Material Adverse Effect.

                                  ARTICLE VII.

                       TERMINATION, AMENDMENT AND WAIVER

     7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

          (a) By mutual written consent duly authorized by the Boards of Directors of TXI, TXI Acquisition and the Company;

          (b) By any of TXI, TXI Acquisition or the Company if any court of competent jurisdiction or administrative agency, commission, governmental or regulatory authority, domestic or foreign, shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) By any of TXI, TXI Acquisition or the Company if the Effective Time shall not have occurred on or before December 31, 1997; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

          (d) By TXI or TXI Acquisition, if, consistent with the terms of this Agreement, the Board of Directors of the Company or the Special Committee withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to TXI or TXI Acquisition or shall have resolved to do any of the foregoing or the Board of Directors of the Company or the Special Committee shall have recommended to the stockholders of the Company any Competing Transaction.

          (e) By the Company (such determination to be made on behalf of the Company by the Special Committee in its sole discretion), if, consistent with the terms of this Agreement, the Board of Directors of the Company or the Special Committee withdraws its recommendation of this Agreement or the Merger or shall have resolved to do either of the foregoing or the Board of Directors of the Company or the Special Committee shall have recommended to the stockholders of the Company any Competing Transaction.

     7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except as set forth in Section 8.12 and this Section 7.2, provided that nothing herein shall relieve any party from liability for any wilful breach hereof.

     7.3. Amendments. This Agreement may not be amended except by action of the board of directors of each of the parties hereto (and, in the case of the Company, with the approval of the Special Committee) set forth in an instrument in writing signed on behalf of each of the parties hereto.

     7.4. Waiver. At any time prior to the Effective Time, whether before or after any Stockholders' Meeting, any party hereto, by action taken by its board of directors (and, in the case of the Company, with the approval of the Special Committee), may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer.

                                 ARTICLE VIII.

                               GENERAL PROVISIONS

     8.1. No Third Party Beneficiaries. Other than the provisions of Section 5.7, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

     8.2. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

     8.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, provided, however, that TXI Acquisition may freely assign its rights to another wholly owned subsidiary of TXI without such prior written approval.

     8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     8.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

     8.7. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

     8.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     8.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     8.10. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Nothing in this
Section 8.10 shall limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     8.11. Certain Definitions. For purposes of this Agreement, the term "affiliate," except, as hereinafter provided, shall have the same meaning as set forth in Rule 12b-2 of Regulation 12B of the General Rules and Regulations under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof. Further, the term "affiliate" of the Company when used in this Agreement shall not include TXI or TXI Acquisition or any controlled subsidiary or controlled affiliate of TXI or TXI Acquisition; and the term "affiliate" of TXI or TXI Acquisition shall not include the Company or any controlled subsidiary or controlled affiliate of the Company.

     8.12. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses.

     8.13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.13:

          If to TXI or TXI Acquisition:

        Texas Industries, Inc.
        1341 W. Mockingbird Lane, 7th Floor
        Dallas, Texas 75241
        Facsimile: (972) 647-3220
        Attn: Robert C. Moore, Vice President and General Counsel

        with a copy to:

        Locke Purnell Rain Harrell
        (A Professional Corporation)
        2200 Ross Ave., Suite 2200
        Dallas, Texas 75201-6766
        Facsimile: (214) 740-8800
        Attn: Dan Busbee, Esq.

        If to the Company:

        Chaparral Steel Company
        1341 W. Mockingbird Lane, 7th Floor
        Dallas, Texas 75241
        Facsimile: (972) 647-3220
        Attn: Robert C. Moore, Vice President and General Counsel

        with a copy to the Special Committee of the Board of Directors of the
          Company:

        c/o King & Spalding
        191 Peachtree Street, N.E.
        Atlanta, Georgia 30303
        Facsimile: (404) 572-5145
        Attn: John D. Capers, Jr., Esq.

     IN WITNESS WHEREOF, TXI, TXI Acquisition and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          TEXAS INDUSTRIES, INC.

                                          By:     /s/ ROBERT D. ROGERS
                                            ------------------------------------
                                          Name: Robert D. Rogers
                                          Title: President

                                          TEXAS INDUSTRIES ACQUISITION INC.

                                          By:     /s/ ROBERT D. ROGERS
                                            ------------------------------------
                                          Name: Robert D. Rogers
                                          Title: President

                                          CHAPARRAL STEEL COMPANY

                                          By:     /s/ GORDON E. FORWARD
                                            ------------------------------------
                                          Name: Gordon E. Forward
                                          Title: President

                                                                         ANNEX B

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholders' shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the date on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitle to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

                [THE ROBINSON-HUMPHREY COMPANY, INC. LETTERHEAD]

                                 July 30, 1997

Board of Directors
Chaparral Steel Company
300 Ward Road
Midlothian, Texas 76065

Gentlemen:

     We understand that Chaparral Steel Company (the "Company"), Texas Industries, Inc. ("TXI") and a subsidiary of TXI propose to enter into an Agreement and Plan of Merger dated as of July 30, 1997 (the "Merger Agreement"). Pursuant to the Merger Agreement, each share of Common Stock of the Company (the "Common Stock") that is not presently held by TXI (the "Minority Shares"), will be converted into the right to receive $15.50 per share in cash. We understand that approximately 85% of the outstanding shares of Common Stock are owned by TXI. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, of the consideration to be received in the Merger by the Company's stockholders other than TXI.

     In arriving at the opinion set forth below, we have, among other things:

      1. Reviewed certain publicly available information concerning the Company which we believe to be relevant to our analysis;

      2. Reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

      3. Analyzed certain financial assumptions prepared by the Company;

      4. Conducted discussions with members of management of the Company concerning its business, operations and prospects;

      5. Reviewed the reported prices and trading activity for the Common Stock;

      6. Reviewed the historical market prices and trading activity for the Company's shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

      7. Compared the results of operations and present financial condition of the Company with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

      8. Reviewed the financial terms to the extent publicly available, of certain comparable minority buy-out transactions;

      9. Performed certain financial analyses with respect to the Company's projected future operating performance, including a discounted cash flow analysis;

     10. Compared the consideration paid for capacity additions in selected transactions within the steel industry; and

     11. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

Board of Directors
Chaparral Steel Company
July 30, 1997
Page 2
---------------------------

     We have relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification, and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts for the years 1998 through 2003, we have assumed that the assumptions provided by management have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management. In arriving at our opinion, we have not conducted an extensive physical inspection of the properties or facilities of the Company. We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist and can only be evaluated as of the date of this letter.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company, any of its assets or Minority Shares.

     We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

     In the ordinary course of our business, we have traded in the equity securities of the Company for the accounts of our customers.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the consideration to be received by the holders of Minority Shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     This opinion is for the use and benefit of the Board of Directors of the Company and the Special Committee and may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy statement distributed in connection with the Merger.

                                  Very truly yours,

                                  /s/ THE ROBINSON-HUMPHREY COMPANY, INC.

                                  ----------------------------------------------

                                  THE ROBINSON-HUMPHREY COMPANY, INC.

                           FOR SHARES OF COMMON STOCK

                            CHAPARRAL STEEL COMPANY

         PROXY FOR A SPECIAL MEETING OF STOCKHOLDERS __________, 1997

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS



        The undersigned hereby appoints Robert D. Rogers, John M. Belk and Gordon E. Forward, or any of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated on the reverse side, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Special Meeting (including all adjournments thereof) of stockholders of Chaparral Steel Company (the "Company") to be held on ______________, _____, 1997 at 9:00 A.M.
at 1341 West Mockingbird Lane, Suite 700, Dallas, Texas 75247.

        The Company's Board of Directors and the Special Committee recommend that you vote for the approval and adoption of the Merger Agreement.

         (THIS PROXY CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE)

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                          o   FOLD AND DETACH HERE   o

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
                                                                                               Please mark       / X /
                                                                                               your votes as
                                                                                               indicated in
                                                                                               this example

1.  Proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 30, 1997, among Texas Industries, Inc.,
Texas Industries Aquisition Inc. and the Company.   For    Against     Abstain
                                                   [  ]     [  ]        [  ]


                                                                          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN
                                                                          THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED AND
                                                                          AUTHORIZES THE ATTORNEYS AND PROXIES TO TAKE ACTION
                                                                          IN THEIR DISCRETION UPON SUCH OTHER MATTERS THAT MAY
                                                                          PROPERLY COME BEFORE THE MEETING. IN THE ABSENCE OF
                                                                          SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR THE
'                                                                         PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

                                                                          (Sign exactly as name(s) appears hereon. If shares are
                                                                          held jointly each holder should sign. If signing for
                                                                          estate, trust or corporation, title or capacity should
                                                                          be stated.)

                                                                          Please date, sign and return this Proxy in the enclosed
                                                                          business envelope.

                                                                          Dated:                                           , 1997
                                                                                 ------------------------------------------

                                                                          -------------------------------------------------------

                                                                          -------------------------------------------------------



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                                  o   FOLD AND DETACH HERE   o
